Exhibit 10.8

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

FRIEDMAN INDUSTRIES, INCORPORATED

PLATEPLUS INC.

and

THE STOCKHOLDER OF PLATEPLUS INC.

dated as of

April 26, 2022

- i -

Section 4.17	Environmental Matters.	34
Section 4.18	Employee Benefit Matters.	35
Section 4.19	Employment Matters.	36
Section 4.20	Taxes	37
Section 4.21	Brokers	38
Section 4.22	Investment Intention	38
Section 4.23

No Additional Representations or Warranties.  Except as set forth in this Agreement, none of Seller, any of its Affiliates, including any other Seller Party, or any of their respective Representatives has made, or is making, any representation or warranty, express or implied, regarding the Business, the Purchased Assets, the Assumed Liabilities, or the results of operations, Liabilities, or prospects of the Business, and Seller hereby disclaims any such other representations and warranties, including any representations or warranties with respect to (a) the probable success or profitability of the Business after the Closing, (b) any projections, forecasts, or forward-looking statements provided or made to Buyer, its Affiliates, or their respective Representatives, or (c) any memoranda, charts, summaries, schedules, or other information about the Business, the Purchased Assets, or the Assumed Liabilities provided to Buyer, its Affiliates, or their respective Representatives.

		38
Article V Representations and Warranties of Buyer		39
Section 5.01	Organization of Buyer	39
Section 5.02	Authority of Buyer	39
Section 5.03	No Conflicts; Consents	39
Section 5.04	Brokers	39
Section 5.05	Legal Proceedings	39
Section 5.06

Capitalization; Buyer Stock.  The authorized capital stock of Buyer consists of 10,000,000 shares of Buyer Stock and 1,000,000 shares of Cumulative Convertible Preferred Stock, $1.00 par value per share.  At the close of business on April 25, 2022, 6,856,009 shares of Buyer Stock were issued and outstanding and no shares of Cumulative Convertible Preferred Stock were issued and outstanding.  From April 25, 2022 to the date of this Agreement, there have been no issuances by Buyer of shares of Buyer Stock or other equity interests in Buyer.  All of the issued and outstanding equity interests in Buyer have been duly authorized and validly issued in accordance with Buyer’s governing documents and are fully paid (to the extent required under Buyer’s governing documents) and nonassessable and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.  Buyer owns, directly or indirectly, all of the outstanding equity interests in Buyer’s Subsidiaries.  The Buyer Stock issued pursuant to this Agreement will be, when issued, duly authorized and validly issued in accordance with the governing documents of Buyer and will be fully paid and nonassessable and will not be issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.

		40

- ii -

Section 5.07	SEC Documents; Buyer Financial Statements; Compliance.	40
Section 5.08	Funds Sufficient. At Closing, Subject to closing of the Financing, Buyer will have sufficient and readily available funds to consummate the Closing hereunder.	41
Section 5.09

No Additional Representations or Warranties.  Except as set forth in this Article V, none of Buyer, any of its Affiliates, or any of their respective Representatives has made, or is making, any representation or warranty, express or implied, regarding the Business, the Purchased Assets, the Assumed Liabilities, or the results of operations, Liabilities, or prospects of the Business, and Buyer hereby disclaims any such other representations and warranties, including any representations or warranties with respect to (a) merchantability or fitness for any particular use or purpose, (b) the probable success or profitability of the Business after the Closing, (c) any projections, forecasts, or forward-looking statements provided or made to Buyer, its Affiliates, or their respective Representatives, or (d) any memoranda, charts, summaries, schedules, or other information about the Business, the Purchased Assets, or the Assumed Liabilities provided to Buyer, its Affiliates, or their respective Representatives.

		41
Article VI Covenants		41
Section 6.01	Access and Investigation.	41
Section 6.02	Operation of the Businesses of the Acquired Companies.	43
Section 6.03	Employees and Employee Benefits.	45
Section 6.04	Confidentiality	47
Section 6.05	Non-Competition; Non-Solicitation.	47
Section 6.06	Governmental Approvals and Consents.	49
Section 6.07	Books and Records.	50
Section 6.08	Public Announcements	50
Section 6.09	Bulk Sales Laws	50
Section 6.10	Receivables	51
Section 6.11	Tax Matters	51
Section 6.13	Damage or Destruction Prior to Closing; Condemnation.	53
Section 6.14	Further Assurances	55
Section 6.15	Notification	55
Section 6.16	Exclusivity	55
Section 6.17	Financing Cooperation.	56
Section 6.18	Negotiation and Approval of the State of Title to Real Property.	57

- iii -

Section 6.19

Lock-Up Provisions.  Seller hereby agrees not to, during the period commencing from the Closing and ending on the six month anniversary of the Closing (the “Lock-Up Period”):  (a) lend, offer, pledge, hypothecate, encumber, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Buyer Stock, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Buyer Stock, or (c) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (a) or (b) above is to be settled by delivery of Buyer Stock or other securities, in cash or otherwise (any of the foregoing described in clauses (a), (b), or (c), a “Prohibited Transfer”).  Notwithstanding the foregoing, “Prohibited Transfer” shall not include (i) transfers of Buyer Stock to Seller’s Affiliates, (ii) transfers of Buyer Stock by virtue of the laws of the jurisdiction of Seller’s organization and in accordance with Seller’s organizational documents upon dissolution of Seller, (iii) transfers of Buyer Stock as a gift or gifts, (iv) transfers of Buyer Stock in the event of Buyer’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in the equityholders of Buyer having the right to exchange their equity interests of Buyer for cash, securities or other property or (v) the execution of any trading plan providing for the sale of Buyer Stock after the end of the Lock-Up Period which meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, that in the case of clauses (i), (ii) and (iii), that any transferee thereof agrees in writing to be bound by the terms of this Section 6.19.  Seller further agrees to execute such agreements as may be reasonably requested by Buyer that are necessary to give effect to the foregoing provisions.  If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Buyer shall refuse to recognize any such purported transferee of the Buyer Stock as one of its equity holders for any purpose.  In order to enforce this Section 6.19, Buyer may impose stop-transfer instructions with respect to the Buyer Stock of Seller until the end of the Lock-Up Period.

		59
Section 6.20	Inventory. Within two (2) Business Days prior to Closing, Seller shall conduct a physical inventory of the inventory included in the Purchased Assets in the presence of Representatives of Buyer.	59
Article VII Conditions to Closing		60
Section 7.01	Conditions to Each Party’s Obligations	60
Section 7.02	Additional Conditions to Obligations of Buyer	60
Section 7.03	Additional Conditions to Obligations of Seller	61
Section 7.04	Frustration of Closing Conditions	61
Article VIII Termination		61
Section 8.01	Termination	61
Section 8.02	Effect of Termination	62
Article IX Indemnification		62
Section 9.01	Survival	62
Section 9.02	Indemnification By Seller	63
Section 9.03	Indemnification By Buyer	63

- iv -

Exhibits:

Exhibit A – Bill of Sale

Exhibit B – Assignment and Assumption Agreement

Exhibit C – Third Party Consents

Exhibit D – Transition Services Agreement

Exhibit E – Allocation Methodology

Exhibit F – Working Capital Calculation

Exhibit G – Reserved

Exhibit H – Inventory Valuation Principles

- v -

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of April 26, 2022, is entered into by and among (i) Friedman Industries, Incorporated, a Texas corporation (“Buyer”), (ii) Plateplus Inc., a Delaware corporation (“Seller”), and (iii) the sole stockholder of Seller (the “Stockholder”, and collectively with Seller, the “Seller Parties”). Buyer and each of Seller Parties may be referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement have the meaning specified in Article I.

RECITALS

WHEREAS, Seller is engaged in the business of processing, sourcing, supplying, selling and distributing hot-rolled coil, sheet and plate steel and related products and providing related services (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, certain specified assets and certain specified liabilities of the Business as operated at Seller’s facilities in East Chicago, Indiana and Granite City, Illinois (collectively, the “Acquired Facilities”), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquired Facilities” has the meaning set forth in the Recitals.

“Acquisition Proposal” has the meaning set forth in Section 6.16.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, examination, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Accounting Principles” has the meaning set forth in Section 2.06(a)(i).

“Agreement” has the meaning set forth in the preamble.

“Allocation Methodology” has the meaning set forth in Section 2.07.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“Alternative Financing” has the meaning set forth in Section 6.17(b).

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, the Real Property Deeds, the Transition Services Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Basket” has the meaning set forth in Section 9.04(a).

“Benefit Plan” has the meaning set forth in Section 4.18(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(l).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Houston, Texas are authorized or required by Law to be closed for business.

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Financial Statements” has the meaning set forth in Section 5.07(b).

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer), Section 5.04 (Brokers) and Section 5.06 (Capitalization; Buyer Stock).

“Buyer Indemnitees” has the meaning set forth in Section 9.02.

“Buyer Savings Plan” has the meaning set forth in Section 6.03(g).

“Buyer SEC Documents” has the meaning set forth in Section 5.07(a).

“Buyer Stock” means the common stock of Buyer, par value $0.01.

“Cap” has the meaning set forth in Section 9.04(a).

“Cash Purchase Price” has the meaning set forth in Section 2.05(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Working Capital” means:  zero minus Current Liabilities of Seller, determined as of the Closing Date, in each case calculated in accordance with the Agreed Accounting Principles.

“Closing Working Capital Statement” has the meaning set forth in Section 2.06(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of September 4, 2020, between Buyer and Seller.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Liabilities” means the accounts payable of the Business conducted at or by the Acquired Facilities included in the line items set forth on Exhibit F, in each case only to the extent assumed pursuant to the terms of this Agreement.

“De Minimis Amount” has the meaning set forth in Section 9.04(a).

“Direct Claim” has the meaning set forth in Section 9.06(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Employees” has the meaning set forth in Section 4.19(a).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Acquired Facilities as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, human exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following to the extent applicable (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and (to the extent it addresses Hazardous Materials) the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Matters” has the meaning set forth in Section 9.05.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means each employer or other Person (whether or not incorporated) that, together with Seller or any of its Affiliates, as of any date during the six-year period immediately preceding the Closing Date, was or is required to be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Estimated Closing Balance Sheet” has the meaning set forth in Error! Reference source not found..

“Estimated Closing Working Capital” has the meaning set forth in Error! Reference source not found..

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Environmental Liabilities” has the meaning set forth in Section 2.04(j).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Excluded Tax Liabilities” has the meaning set forth in Section 2.04(b).

“Existing Surveys” has the meaning set forth in Section 4.10(e).

“Existing Title Policies” has the meaning set forth in Section 4.10(a)(i).

“Financial Statements” has the meaning set forth in Section 4.04.

“Financing” has the meaning set forth in Section 6.17(a).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is regulated by or which forms the basis of Liabilities pursuant to Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IDEM” has the meaning set forth in Section 9.05(c).

“Improvements” has the meaning set forth in Section 4.10(d).

“Indemnified Party” has the meaning set forth in Section 9.04(f).

“Indemnifying Party” has the meaning set forth in Section 9.04(f).

“Independent Accountant” has the meaning set forth in Section 2.06(c)(iii).

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) industrial designs, issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e)  trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (g) rights of publicity; and (h) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which Seller is a party or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and exclusively or primarily used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Inventory” has the meaning set forth in Section 2.01(b).

“Inventory Facilities” means Seller’s facilities located in Houston, Texas, and Loudon, Tennessee.

“Inventory Valuation Principles” means the principles set forth on Exhibit H attached hereto.

“IRS” means the Internal Revenue Service.

“Issued Buyer Stock” has the meaning set forth in Section 2.05(b).

“Knowledge” means (a) in the case Buyer, the knowledge that the following individuals have after making due inquiry: Mike Taylor and Alex LaRue, and (b) in the case of Seller, the knowledge that the following individuals have after making due inquiry: Akito Nakamura, Kota Ikeuchi or Rick Dougherty.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property not owned by Seller but in which Seller holds any rights or interests granted by other Persons, including any of Seller’s Affiliates, that is exclusively or primarily used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

“Lock-Up Period” has the meaning set forth in Section 6.19.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, Taxes, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, that “Losses” shall not include consequential or punitive damages except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, change or effect, directly or indirectly, arising out of or attributable to: (i) general business, economic or political conditions; (ii) conditions generally affecting the industries (or segments) in which the Business operates; (iii) any changes in financial, credit or securities markets in general in the United States (or in any other country in the world); (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) earthquakes, hurricanes, tornadoes, floods, or other natural disasters, weather conditions, epidemics, pandemics or disease outbreak (excluding COVID-19); (vi) any failure by the Business to meet budgets, plans, projections, or forecasts (whether internal or otherwise) for any period (it being understood that the underlying cause of the failure to meet such budgets, plans, projections, or forecasts may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by this definition); (vii) any action required or permitted by this Agreement, except pursuant to Section 4.03 and Section 6.06; (viii)  any changes in applicable Laws or accounting rules, including GAAP; or (ix) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“New Exception” has the meaning set forth in Section 6.18(c).

“New Surveys” has the meaning set forth in Section 6.18(b).

“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses or the Free Software Foundation and listed at https://www.gnu.org/licenses/license-list.en.html, and any similar license for “free,” “publicly available” or “open source” software, including the Affero General Public License, Server Side Public License (SSPL), GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License, the Open Software License (OSL), or any other similar licenses and arrangements that require disclosure of source code or require derivative works based on such licensed Software to be made publicly available under the same license.

“Ordinary Course of Business” means the ordinary course of business of Seller consistent with past practice in the operation of the business of Seller during calendar year 2021; provided, that any violations of Law or of contractual rights of third parties will not be considered the ordinary course of business.

“Outside Date” has the meaning set forth in Section 8.01(b).

“Owned Real Property” has the meaning set forth in Section 4.10(a).

“Paid Time Off” means the Transferred Employees’ accrued vacation, sick, holiday or other paid time off.

“Party” and “Parties” have the meanings set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” shall mean the adjustment to the Purchase Price to be made pursuant to Section 2.06(b)(ii).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Prohibited Transfer” has the meaning set forth in Section 6.19.

“Property Taxes” has the meaning set forth in Section 6.11(b).

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“RCG” has the meaning set forth in Section 9.05(c).

“Real Property Deeds” has the meaning set forth in Section 3.02(iii).

“Real Property Permits” has the meaning set forth in Section 4.10(g).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(c)(ii).

“Restricted Entities” has the meaning set forth in Section 6.05(a).

“Restricted Period” has the meaning set forth in Section 6.05(a).

“Restricted Products” has the meaning set forth in Section 6.05(a).

“Review Period” has the meaning set forth in Section 2.06(c)(i).

“Seller” has the meaning set forth in the preamble.

“Seller Fundamental Representation” means the representations and warranties set forth in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.08 (Title to Purchased Assets), Section 4.20 (Taxes) and Section 4.21 (Brokers).

“Seller Indemnifying Parties” has the meaning set forth in Section 9.02.

“Seller Indemnitees” has the meaning set forth in Section 9.03.

“Seller Parties” has the meanings set forth in the preamble.

“Seller’s Savings Plan” has the meaning set forth in Section 4.18(b).

“Statement of Objections” has the meaning set forth in Section 2.06(c)(ii).

“Stockholder” has the meaning set forth in the preamble.

“Straddle Period” has the meaning set forth in Section 6.11(b).

“Subsidiary” means, with respect to any Person, any other Person (a) fifty percent (50%) or more of the voting stock (or any other form of voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by such Person directly or indirectly through one or more other Persons or (b) for whom such Person acts as general partner or otherwise controls the board of directors or other governing body.

“Survey Certificates” has the meaning set forth in Section 6.18(b).

“Tangible Personal Property” has the meaning set forth in Section 2.01(g).

“Tax Return” means any return, declaration, report, form, notice, election, filing, claim for refund, information return, statement or other document (whether in written, electronic or other form) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, and non-U.S. taxes and other charges, fees, duties (including customs duty), levies or assessments (however denominated) that are imposed, collected or assessed by a Governmental Authority, including, but not limited to, any income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, escheat, abandoned or unclaimed property, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Party Claim” has the meaning set forth in Section 9.06(a).

“Title Commitment(s)” means a written commitment by the Title Company for issuance to Buyer (or such Affiliate of Buyer as Buyer shall designate) for the issuance of a 2021 ALTA OWNER’S POLICY, in the case of Owned Real Property, as such commitments may from time to time be amended in each case together with best available copies of all documents constituting exceptions associated with items appearing in Schedule B-II of such commitments.

“Title Company” means Chicago Title Insurance Company or Fidelity National Title Insurance Company.

“Title Endorsements Requested by Buyer” means access, zoning, comprehensive, non-imputation, contiguity endorsements and any other endorsement requested by Buyer in connection with Buyer’s review of title and survey.

“Title Objection Letter” has the meaning set forth in Section 6.18(c).

“Title Objection Period” has the meaning set forth in Section 6.18(c).

“Title Policy” has the meaning set forth in Section 3.02(a)(iv).

“Transferred Employee” has the meaning set forth in Section 6.03(a).

“Transfer Taxes” has the meaning set forth in Section 6.11(a).

“Transition Services Agreement” means that certain Transition Services Agreement by and between Buyer and Seller, in substantially the form attached hereto as Exhibit D.

“TSA Employees” has the meaning set forth in Section 6.03(a)(ii).

“Undisputed Amounts” has the meaning set forth in Section 2.06(c)(iii).

“Union” has the meaning set forth in Section 4.19(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
PURCHASE AND SALE

Section 2.01    Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), whether now existing or hereafter acquired (other than the Excluded Assets), which (i) primarily relate to, or (ii) are used or held for use in connection with, the operation of the Business at or by the Acquired Facilities (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)    Reserved;

(b)    all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories located at or used primarily in the operations of the Acquired Facilities or the Inventory Facilities, including that listed on Section 2.01(b) of the Disclosure Schedules (as may be updated by Seller prior to Closing solely to reflect changes in the Ordinary Course of Business after the date of this Agreement) (“Inventory”);

(c)    all Contracts, including Intellectual Property Agreements, purchase orders for metal inventory and sales orders for products set forth on Section 2.01(c) of the Disclosure Schedules (as may be updated by Seller prior to Closing solely to reflect such new Contracts, agreements, purchase orders or sales orders as are entered into, amended or terminated in the Ordinary Course of Business after the date of this Agreement) (the “Assigned Contracts”);

(d)    all customer lists, customer history, and customer files;

(e)    all know how, trade secrets and other Intellectual Property Assets primarily related to or used exclusively or primarily in connection with the Acquired Facilities or the Inventory Facilities;

(f)    fee simple title in and to all Owned Real Property listed on Section 2.01(f) of the Disclosure Schedules, and improvements thereon, together with all of Seller’s right, title and interest in and to any and all appurtenances, strips or gores, roads, easements, streets, alleys, drainage facilities and rights-of-way bounding the Owned Real Property; all utility capacity, utilities, water rights, oil, gas and mineral rights, all licenses, Permits, entitlements, consents and bonds, all rights of ingress and egress, and any and all other rights and benefits attributable to the Owned Real Property and improvements thereon;

(g)    all furniture; fixtures; equipment; machinery; tools; vehicles; office equipment; supplies; computers; telephones; compressors; engines; electrical systems, fixtures and equipment; plumbing fixtures, systems and equipment; heating and air conditioning fixtures, systems and equipment; maintenance equipment; security and fire alarms; replacement parts; building materials and other tangible personal property of every kind and character located at the Acquired Facilities, including that listed on Section 2.01(g) of the Disclosure Schedules (the “Tangible Personal Property”);

(h)    all leases (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith) listed on Section 2.01(h) of the Disclosure Schedules;

(i)    all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted at the Acquired Facilities, including, without limitation, those listed on Section 4.16(b) and Section 4.17(b) of the Disclosure Schedules, as well as all building permits and other permits or approvals heretofore granted by any Governmental Authority with respect to the construction and operation of the Owned Real Property and improvements thereon, and all bonds, warranties, licenses and permits relating to the construction, ownership, use, operation and occupancy of the Owned Real Property and/or the Leased Real Property, in each case to the extent transferable to Buyer;

(j)    certain prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes), in each case set forth on Section 2.01(j) of the Disclosure Schedules (as may be updated by Seller prior to Closing solely to reflect changes in the Ordinary Course of Business after the date of this Agreement);

(k)    all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(l)    originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”), in each case exclusively or primarily arising from or relating to the Business at the Acquired Facilities, the Purchased Assets or the Assumed Liabilities; provided, that Seller will be entitled to retain and use copies of such Books and Records where necessary to comply with any applicable Law or to satisfy Seller’s obligations under the Ancillary Documents, including the Transition Services Agreement, in connection with any Action, or in connection with the preparation of tax returns or financial statements or the administration of any Benefit Plans;

(m)    all goodwill and the going concern value of the Business at the Acquired Facilities; and

(n)    all plans and specifications, site plans, soil and substrata studies, architectural drawings, floor plans and landscape plans relating to the Owned Real Property and/or the Leased Real Property and improvements thereon, as well as any and all construction Contracts, assigned service Contracts.

Section 2.02    Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)    Contracts, including Intellectual Property Agreements and derivative Contracts, that are not Assigned Contracts (the “Excluded Contracts”);

(b)    all accounts receivable or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing;

(c)    the assets, properties and rights primarily related to Seller’s operations at its facility in Tulsa, Oklahoma;

(d)    the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(e)    Owned Real Property, and/or the Leased Real Property, leases, and Tangible Personal Property located at or used in the operations of the Inventory Facilities other than such assets that are expressly included as Purchased Assets in Section 2.01;

(f)    all benefit plans and programs of Seller and its Affiliates and assets attributable thereto;

(g)    the assets, properties and rights specifically set forth on Section 2.02(g) of the Disclosure Schedules;

(h)    all insurance benefits, including rights and proceeds, arising from or relating to the Business;

(i)    the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents; and

(j)    any cash and/or cash equivalents.

Section 2.03    Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)    all trade accounts payable of Seller to third parties in connection with the Business at the Acquired Facilities that remain unpaid and are not delinquent as of the Closing Date and that are specifically listed on Section 2.03(a) of the Disclosure Schedules (as may be updated by Seller prior to Closing solely to reflect new accounts payable incurred after the date of this Agreement or payment of previously listed accounts payable);

(b)    all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the Ordinary Course of Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing Date; and

(c)    those Liabilities of Seller set forth on Section 2.03(c) of the Disclosure Schedules.

Section 2.04    Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)    any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)    any Liability for (i) Taxes of Seller (or any Stockholder or Affiliate of Seller); (ii) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (iii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.11; (iv) Taxes related to the Excluded Assets; or (v) other Taxes of Seller of any kind or description that become a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law (collectively, the “Excluded Tax Liabilities”);

(c)    any Liabilities related to any derivative Contracts;

(d)    any Liabilities relating to or arising out of the Excluded Assets;

(e)    any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(f)    any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(g)    any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;

(h)    any Liabilities of Seller arising under or in connection with any benefit plans of Seller or its Affiliates with respect to the Transferred Employees as described in Section 6.03(d);

(i)    any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments arising on or before the Closing;

(j)    any Environmental Claims or Liabilities under Environmental Laws related to the ownership of the Purchased Assets or the operation of the Business with respect to the Purchased Assets, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Date (the “Excluded Environmental Liabilities”);

(k)    any trade accounts payable of Seller (i) to the extent not specifically listed on Section 2.03(a) of the Disclosure Schedules; (ii) which constitute intercompany payables owing to Affiliates of Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the Ordinary Course of Business;

(l)    any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the Ordinary Course of Business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(m)    any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 9.03 as Seller Indemnitees;

(n)    any Liabilities under the Excluded Contracts;

(o)    any Liabilities under any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller or failure to perform by such Seller of such Contracts prior to Closing;

(p)    any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions;

(q)    any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order;

(r)    any claims or Liabilities related to the ownership of the Purchased Assets or the operation of the Business with respect to the Purchased Assets, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Date that are not expressly Assumed Liabilities;

(s)    any Liabilities not primarily related to the Business;

(t)    any Liabilities related to the matters disclosed in Section 4.19(c) of the Seller Disclosure Schedules;

(u)    any amount due and payable by Seller to Mayer Brown LLP; and

(v)    any amount due and payable by Seller to Deloitte.

Section 2.05    Purchase Price. The aggregate purchase price for the Purchased Assets shall be the aggregate of Section 2.05(a) and (b) (the “Purchase Price”), plus the assumption of the Assumed Liabilities, in each case as adjusted pursuant to Section 2.06.

(a)    $63,817,073.06, in cash, and subject to adjustment pursuant to Section 2.06 (the “Cash Purchase Price”); and

(b)    516,041 shares of Buyer Stock (such number of shares of Buyer Stock, the “Issued Buyer Stock”).

Section 2.06    Purchase Price Adjustment.

(a)    Closing Adjustment.

(i)    No later than three Business Days prior to the Closing Date, Seller will prepare and deliver to Buyer an unaudited balance sheet of Seller prepared on an estimated basis as of the close of business on the Closing Date (the “Estimated Closing Balance Sheet”). The Estimated Closing Balance Sheet will be prepared in accordance with GAAP in a manner consistent with the methods and practices used to prepare the Financial Statements (without giving effect to the transactions contemplated herein) subject to the modifications and limitations set forth on Exhibit F and the valuation of the inventory in accordance with the Inventory Valuation Principles set forth on Exhibit H (collectively, the “Agreed Accounting Principles”). Seller will deliver with the Estimated Closing Balance Sheet (A) a statement setting forth Seller’s calculation of the Closing Working Capital based on the Estimated Closing Balance Sheet and reflecting the exclusion of the Excluded Assets and Excluded Liabilities (the “Estimated Closing Working Capital”) and (B) a certification of each of Seller’s chief executive officer and chief operating officer that the Estimated Closing Balance Sheet was prepared in accordance with the Agreed Accounting Principles.

(b)    Post-Closing Adjustment.

(i)    Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a (A) statement setting forth its calculation of Closing Working Capital, which statement shall be substantially in the form of Exhibit F (the “Closing Working Capital Statement”), and (B) certification of each of Buyer’s chief executive officer and chief financial officer that the Closing Working Capital Statement was prepared in accordance with the Agreed Accounting Principles.

(ii)    If Closing Working Capital is less than the Estimated Closing Working Capital, Seller will pay Buyer dollar for dollar by the absolute value of the deficiency. If the Closing Working Capital is greater than the Estimated Closing Working Capital, Buyer will pay Seller dollar for dollar by the absolute value of the excess.

(c)    Examination and Review.

(i)      Examination. After receipt of the Closing Working Capital Statement, Seller shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s Representatives shall have reasonable access to Buyer’s work papers as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below).

(ii)    Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, (A) only the items and amounts set forth in the Statement of Objections shall be deemed to be in dispute, and the Closing Working Capital Statement shall otherwise be deemed accepted by the Parties and (B) Buyer and Seller shall negotiate in good faith to resolve the items and amounts set forth in the Statement of Objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, then the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding. Buyer and Seller may agree in writing to extend the Resolution Period as necessary.

(iii)   Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period (as may be extended pursuant to Section 2.06(c)(ii)), then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to BKD, LLP for resolution, or if that firm is unwilling or unable to serve, Buyer and Seller will engage another mutually agreeable independent accounting firm of recognized national standing, which firm is not the regular auditing firm of Buyer or Seller (or its Affiliates) (the “Independent Accountant”), who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)   Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v)     Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as Buyer and Seller shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties hereto.

(vi)   Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be.

(d)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 2.07    Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all Tax purposes in accordance with the allocation methodology set forth on Exhibit E (the “Allocation Methodology”). Within 90 days following the date that the Post-Closing Adjustment is finalized pursuant to Section 2.06, Buyer shall deliver to Seller an allocation of the Purchase Price and Assumed Liabilities to the Purchased Assets, which allocation shall be prepared in accordance with the Allocation Methodology. If Seller notifies Buyer in writing within fifteen (15) days after receipt of the allocation that Seller objects to one or more items reflected in the allocation, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, that if Seller and Buyer are unable to resolve any dispute within 30 days following Buyer’s receipt of the written objection from Seller, such dispute shall be resolved by the Independent Accountant. The Independent Accountant’s resolution must be in accordance and consistent with the Allocation Methodology. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. The final allocation of the Purchase Price and Assumed Liabilities as determined by Buyer if Seller does not timely object, as agreed to by Buyer and Seller or as determined by the Independent Accountant, as applicable, shall be referred to as the “Allocation Schedule”. Buyer and Seller shall prepare all Tax Returns in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.06 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.08    Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price and any other amounts payable pursuant to this Agreement all Taxes that Buyer determines in good faith that it is required to deduct and withhold under any provision of applicable Law; provided, that Buyer shall provide Seller notice at least two (2) Business Days prior to any withholding and shall cooperate in good faith with Seller in Seller’s attempts to reduce or eliminate any such withholding obligation. All such withheld amounts shall be treated as delivered to Seller for all purposes of this Agreement.

Section 2.09    Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. Until such consents are obtained and if any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding the foregoing, Seller shall in no event be required to expend money, commence, defend or participate in any litigation, or offer or grant any accommodation (financial or otherwise) to any third party or to remain secondarily liable with respect to any such Contract or Permit.

ARTICLE III
CLOSING

Section 3.01    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall be effective as of midnight, Central Standard Time, on April 30, 2022 or, if the conditions to Closing have not been satisfied by April 29, 2022, such time, on the date that is two (2) Business Days after the date on which each of the conditions set forth in Article VII has been satisfied or, if permitted, waived by the Party entitled to the benefits of such condition (other than any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to the benefits of such condition), to be held effective as of midnight, Central Standard Time, at the offices of Norton Rose Fulbright US LLP in Houston, Texas, via mutual exchange of executed copies of this Agreement and the Ancillary Documents, or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The Closing may occur by electronic submission and release of signatures, documents and funds.

Section 3.02    Closing Deliverables.

(a)    At the Closing, Seller shall deliver to Buyer, or to the Title Company, as applicable, the following:

(i)     a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii)    an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii)  for each parcel of Owned Real Property, a recordable special warranty deed or such other appropriate document or instrument of transfer in accordance with local custom, each in form and substance reasonably satisfactory to Buyer and its counsel, duly executed and acknowledged by Seller (collectively, the “Real Property Deeds”);

(iv)    documents and instruments expressed as “requirements” to be satisfied by Seller in Schedule B-I of each of the Title Commitments as amended for issuance of the policies of title insurance provided for in the Title Commitments, to wit, (A) a fee owner’s title insurance policy issued to Buyer (or such Affiliates of Buyer as Buyer may designate), with respect to each parcel of Owned Real Property, in form and substance satisfactory to Buyer and Buyer’s lenders, together with endorsements requested by Buyer, and (B) a leasehold title insurance policy issued to Buyer (or such Affiliates of Buyer as Buyer may designate) each in an amount reasonably determined by Buyer in form and substance satisfactory to Buyer and Buyer’s lenders, together with endorsements reasonably requested by Buyer (each, a “Title Policy” and collectively, the “Title Policies”), including without limitation standard owners’ affidavits, a GAP indemnity, and FIRPTA, in form and substance acceptable to the Title Company and any and all other documents the Title Company may reasonably require to extend coverage and provide endorsements;

(v)     the Transition Services Agreement, duly executed by Seller;

(vi)    a certificate of good standing (or its equivalent) for Seller from the secretary of state of the state of Delaware;

(vii)   an IRS Form W-9, duly executed and completed by Seller;

(viii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are (A) the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents, and the other documents to be delivered hereunder and thereunder, and (B) all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(ix)    such evidence or documents as may be reasonably required by the Title Company evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the Owned Real Property;

(x)    the third party consents listed on Exhibit C; and

(xi)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be reasonably requested by Buyer to give effect to this Agreement.

(b)    At the Closing, Buyer shall:

(i)     pay the Cash Purchase Price, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

(ii)    irrevocably instruct its transfer agent to issue the Issued Buyer Stock to Seller (or its designee), which Issued Buyer Stock will be subject to the lockup provisions of Section 6.19;

(iii)    deliver the Bill of Sale, duly executed by Buyer;

(iv)    deliver the Assignment and Assumption Agreement, duly executed by Buyer;

(v)    deliver any documents or agreements required by the Title Company to issue the policies of title insurance with extended coverage and all endorsements in connection therewith in form and substance acceptable to the Title Company;

(vi)    deliver such evidence or documents as may be reasonably required by the Title Company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the Owned Real Property;

(vii)  deliver Indiana and Illinois Resale Exemption Certificates, including Illinois Form CRT-61, Certificate of Resale, and Indiana Form ST-105, General Sales Tax Exemption Certificate;

(viii) deliver the Transition Services Agreement, duly executed by Buyer; and

(ix)   deliver such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

(c)    At the Closing, Buyer shall deliver to the Title Company:

(i)     any documents or agreements required by the Title Company to issue the policies of title insurance with extended coverage and all endorsements in connection therewith in form and substance acceptable to the Title Company; and

(ii)    such evidence or documents as may be reasonably required by the Title Company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the Owned Real Property.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01    Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the Purchased Assets and to carry on the Business as currently conducted at or on the Acquired Facilities. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted at or on the Acquired Facilities makes such qualification necessary.

Section 4.02    Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by each other Party hereto) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.03    No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business as currently conducted at or on the Acquired Facilities or the Purchased Assets; (c) except as set forth on Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Assigned Contract or Permit; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. Except as set forth on Section 4.03 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04   Financial Statements. Seller has delivered to Buyer a true and correct copy of the Financial Statements attached to Section 4.04 of the Disclosure Schedules (collectively, the “Financial Statements”). The Financial Statements were derived from the books and records of the Business and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Having regard for the purpose for which the Financial Statements were prepared, the Financial Statements fairly present in all material respects the financial condition of (i) the Acquired Facilities, (ii) the Inventory Facilities, (iii) Seller’s facility in Tulsa, Oklahoma, (iv) Seller’s headquarters in The Woodlands, Texas, and (v) Seller’s previously-owned facility in Windsor, Colorado as of the respective dates they were prepared and the results of the operations of the Business as currently conducted at or on such facilities and locations for the periods indicated.

Section 4.05    Reserved.

Section 4.06    Absence of Certain Changes, Events and Conditions. Since December 31, 2021, the Business has been operated in the Ordinary Course of Business and there has not been any:

(a)    Material Adverse Effect;

(b)    transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Financial Statements, except for the sale of Inventory in the Ordinary Course of Business;

(c)    material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance; or

(d)    acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit.

Section 4.07    Material Contracts.

(a)    The applicable subsections of Section 4.07(a) of the Disclosure Schedules (as may be updated by Seller prior to Closing solely to reflect any Contracts that are signed in the Ordinary Course of Business after the date of this Agreement) lists each of the following Contracts (it being understood that some Contracts may need to be listed in more than one subsection) (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business as currently conducted at or on the Acquired Facilities or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.10(b) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i)       all Contracts included in the Purchased Assets;

(ii)      all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)     all Contracts that provide for the indemnification of any Person other than as part of an ordinary course commercial Contract;

(iv)     all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)      all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)     all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 30 days’ notice;

(vii)    all Contracts with any Governmental Authority;

(viii)   all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)     all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(x)      all powers of attorney with respect to the Business or any Purchased Asset;

(xi)     all collective bargaining agreements or Contracts with any Union; and

(xii)    all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b)    Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to the Knowledge of Seller, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To the Knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. There are no material disputes pending or, to the Knowledge of Seller, threatened under any Material Contract. Seller has delivered complete and correct copies of each Material Contract that are written Contracts (including all modifications, amendments and supplements thereto and waivers thereunder) to Buyer and has provided complete and accurate written descriptions of all Material Contracts that are oral Contracts.

Section 4.08    Title to Purchased Assets. Seller has good, merchantable and valid title to, or a valid leasehold interest in, all of the Tangible Personal Property. All such Tangible Personal Property (including leasehold interests) is free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)    liens for Taxes (with respect to real estate or otherwise) not yet due and payable;

(b)    easements, rights of way, zoning ordinances and other similar encumbrances affecting the Owned Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Owned Real Property and/or were not otherwise objected to and subject to Seller’s agreement to cure during the Title Objection Period;

(c)    all matters expressed as exceptions to title as set forth in the Existing Title Policies; or

(d)    liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the Ordinary Course of Business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.09    Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair (reasonable wear and tear excepted), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth on Section 4.09 of the Disclosure Schedules, the Purchased Assets are sufficient for the conduct of the Business as currently conducted at or on the Acquired Facilities immediately after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted at or on the Acquired Facilities.

Section 4.10    Real Property.

(a)    Section 4.10(a) of the Disclosure Schedules sets forth a correct legal description, street address and tax parcel identification number of all real property used in or necessary for the conduct of the Business as currently conducted at the Acquired Facilities in which Seller has an ownership interest (the “Owned Real Property”). Seller has delivered to Buyer accurate and complete copies of (i) the existing title policies with respect to the Owned Real Property (the “Existing Title Policies”), as well as a summary of insurance loss history for 2018, 2019, 2020, 2021 and 2022; (ii) all deeds and other instruments (as recorded) by which Seller acquired its interest in the Owned Real Property; (iii) all documents evidencing Encumbrances upon the Owned Real Property (which, for the avoidance of doubt, Seller will cause to be delivered to Buyer by the Title Company in conjunction with the Title Commitments); (iv) all active service Contracts, vending Contracts, warranties, or other agreements affecting the operation of the Owned Real Property or encumbering the Owned Real Property in any manner, including, without limitation, all agreements, guaranties and Contracts affecting the Owned Real Property, excluding any and all mortgage loan documents; (v) a listing of all utilities servicing the Owned Real Property, together with any utility agreements and copies of bills for the most recent twelve (12) months from each utility; (vi) to the extent that the same exist and are in the possession of Seller, the certificates of occupancy, as well as any permits or licenses for the Owned Real Property; (vii) Owned Real Property incident reports for the most recent twelve (12) month periods; and (viii) all other title reports, surveys and title policies, reasonably available to Seller with respect to the Owned Real Property. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. Seller has the quality of title to the Owned Real Property expressed in the Existing Title Policies.

(b)    Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted at the Acquired Facilities (the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease, as well as each item set forth in Section 4.10(a)(i)–(viii) hereinabove with regard to the Leased Real Property. Furthermore, with respect to each Lease, Seller represents and warrants to Buyer that:

(i)       such Lease is valid, binding, enforceable and in full force and effect, subject to those matters set forth in the Existing Title Policies;

(ii)      Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(iii)    Seller is not in breach or default under such Lease, and, to the Knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent, if any, due and payable under such Lease;

(iv)    Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and to Seller’s Knowledge, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(v)      Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(vi)     Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c)    Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Owned Real Property or the Leased Real Property, (ii) existing, pending or threatened eminent domain, condemnation proceedings or other governmental taking affecting the Owned Real Property or any part thereof or the Leased Real Property or any part thereof, (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or matters relating to any asserted or alleged violation of any law, rule, regulation, restriction, or order or similar matters which could reasonably be expected to adversely affect the ability to operate the Owned Real Property or the Leased Real Property as currently operated, or (iv) pending or threatened litigation or administrative proceeding affecting Seller or the Owned Real Property or the Leased Real Property. Neither the whole nor any material portion of any the Owned Real Property or the Leased Real Property has been damaged or destroyed by fire or other casualty except as has been fully repaired.

(d)    Based solely upon the zoning endorsements contained in the Existing Title Policies, use of the Owned Real Property and the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under applicable urbanization, zoning and other land use Laws and is not subject to “permitted non conforming” use or structure classifications except as expressed in the zoning endorsements that are a part of the Existing Title Policies. All buildings, structures, fixtures and other improvements, including the roof, foundation and floors and the heating, ventilation, air conditioning, mechanical, electrical and other building systems, included in the Owned Real Property or Leased Real Property (collectively, the “Improvements”) are in material compliance with all applicable Laws, including those pertaining to health and safety, zoning, building and construction requirements and the disabled.

(e)    Except as shown on the surveys attached to Section 4.10(e) of the Disclosure Schedules (the “Existing Surveys”), no part of any Improvement encroaches on, or otherwise conflicts with the property rights of, any real property not included in the Owned Real Property or Leased Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Owned Real Property or Leased Real Property, or otherwise conflict with the property rights and construction requirements of Seller. Each parcel of Owned Real Property and Leased Real Property (i) abuts on and has direct vehicular access to an improved public road or has access to an improved public road via a permanent, irrevocable, appurtenant easement improved with a road benefiting such parcel of Owned Real Property or Leased Real Property and comprising a part of the Owned Real Property or Leased Real Property, (ii) is supplied with public or quasi-public utilities and other services appropriate for the operation of the Improvement located on such parcel and the operation of Seller’s business thereon and (iii) is not located within any flood plain or area subject to wetlands regulation or any similar restriction.

(f)    The Improvements are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, have been during the period of Seller’s ownership suitable for the purposes for which they are being used and currently planned to be used by Seller and have been maintained in accordance with normal industry practice. The Owned Real Property and the Leased Real Property constitutes all such property used in or necessary to conduct the Business as currently conducted at or on the Acquired Facilities.

(g)    Section 4.10(g) of the Disclosure Schedules sets forth a complete and accurate list of all certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities, boards of fire underwriters, associations or any other Person having jurisdiction over the Owned Real Property or Leased Real Property that, to Seller’s Knowledge, are required or appropriate to use or occupy the Owned Real Property or Leased Real Property or operate the Business as currently conducted thereon. All Real Property Permits have been issued and are in full force and effect. Seller has delivered to Buyer accurate and complete copies of all Real Property Permits. Seller has received no notice from any Governmental Authority or other Person having jurisdiction over the Owned Real Property or Leased Real Property (i) that the Real Property Permits are insufficient for the aforesaid purposes, or (ii) threatening a suspension, revocation, modification or cancellation of any Real Property Permit. To Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to the issuance of any such notice or the taking of any such action.

(h)    Except as set forth on Section 4.10(h) of the Disclosure Schedules, the Real Property Permits are transferable to Buyer without the consent of the issuing Governmental Authority or Person; no disclosure, filing or other action by Seller is required in connection with such transfer; and Buyer will not be required to assume any additional Liabilities under the Real Property Permits as a result of such transfer.

(i)    Based solely upon the tax parcel endorsements contained in the Existing Title Policies, the parcels constituting the Owned Real Property and Leased Real Property are assessed separately from all other adjacent property not constituting the Owned Real Property or Leased Real Property for purposes of real estate Taxes assessed to, or paid by, Seller. There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Authority, association or other Person having jurisdiction over the Owned Real Property or Leased Real Property with respect to any Owned Real Property or Leased Real Property or portion thereof that are delinquent and there is no pending or threatened increase or special assessment or reassessment of any such Taxes, costs or expenses.

(j)    The Owned Real Property and the Leased Real Property, taken together, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.11    Intellectual Property.

(a)    Section 4.11(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations owned or purported to be owned by Seller exclusively or primarily used or held for use in the Business, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all material unregistered Trademarks included in the Intellectual Property Assets; and (iii) all material proprietary Software included in the Intellectual Property Assets.

(b)    Section 4.11(b)(i) and (ii) as applicable of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title, and parties thereto: (i) under which Seller is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset, except for any non-exclusive licenses or sublicenses granted to independent third parties in the Ordinary Course of Business; (ii) under which Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person except for any Open Source Licenses, “shrink wrap” or “click wrap” licenses and licenses for commercially available off-the-shelf software with a replacement value of $25,000 or less. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement listed in Section 4.11(b) of the of the Disclosure Schedules is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor to Seller’s Knowledge any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c)    Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted at or by the Acquired Facilities, free and clear of Encumbrances other than Permitted Encumbrances. Except as set forth on Section 4.11(c) of the Disclosure Schedules, the Intellectual Property Assets and Licensed Intellectual Property constitute all of the material Intellectual Property necessary to operate the Business as presently conducted at the Acquired Facilities. Seller has entered into binding, valid and enforceable written Contracts with current and former employees and independent contractors who are or were involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Seller whereby Seller has obtained either, by operation of Law or by valid assignment or transfer, ownership of all such Intellectual Property. Seller has provided Buyer with true and complete copies of all such Contracts.

(d)    Except as set forth on Section 4.11(d) of the Disclosure Schedules, neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, Buyer’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the Business as currently conducted and as proposed to be conducted at or on the Acquired Facilities. Except as set forth on Section 4.11(d) of the Disclosure Schedules, immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on substantially identical terms and conditions as they were owned or available for use by Seller immediately prior to the Closing.

(e)    All of the Intellectual Property Assets are, to Seller’s Knowledge, valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken all commercially reasonable and necessary steps to maintain the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.

(f)    The conduct of the Business as currently and formerly conducted and as proposed to be conducted, including the use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the Business at the Acquired Facilities in the past three years have not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets.

(g)    There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business at the Acquired Facilities; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Seller or, to Seller’s Knowledge, any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property by Buyer in the conduct of the Business at the Acquired Facilities.

(h)    All Business IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted and as proposed to be conducted at the Closing at the Acquired Facilities. In the past two years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that has resulted or is reasonably likely to result in material disruption or damage to the Business and that has not been remedied. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(i)    Seller has complied in all material respects with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past two years, Seller has not (i) to Seller’s Knowledge, experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning its collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 4.12    Inventory. The Inventory is in good and marketable condition and is usable and saleable in the Ordinary Course of Business. The inventory stated on Section 4.12 of the Disclosure Schedules is consistent with the Inventory Valuation Principles set forth on Exhibit H.

Section 4.13    Reserved.

Section 4.14    Customers and Suppliers.

(a)    Section 4.14(a) of the Disclosure Schedules sets forth for the most recent fiscal year and for the prior fiscal year (i) the top 25 customers in terms of revenue of the Business at the Acquired Facilities for goods or services rendered in such fiscal year (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such period. Seller has not received any written notice, and has no Knowledge, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise materially reduce its relationship with the Business.

(b)    Section 4.14(b) of the Disclosure Schedules sets forth for the most recent fiscal year and for the prior fiscal year (i) the top 25 suppliers in terms of amounts paid by the Business at the Acquired Facilities to whom Seller has paid consideration for goods or services rendered in such fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period. Seller has not received any written notice, and has no Knowledge, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise materially reduce its relationship with the Business.

Section 4.15    Legal Proceedings; Governmental Orders.

(a)    There are no Actions pending or, to the Knowledge of Seller, threatened against or by Seller (i) relating to or, to the Knowledge of Seller, affecting the Business at the Acquired Facilities, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    Except as set forth in Section 4.15(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or, to the Knowledge of Seller, affecting the Business. Seller is in compliance with the terms of each Governmental Order set forth in Section 4.15(b) of the Disclosure Schedules. To the Knowledge of Seller, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.16    Compliance With Laws; Permits.

(a)    Seller is now complying, in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)    All Permits required for Seller to conduct the Business at the Acquired Facilities as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.16(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted at the Acquired Facilities or the ownership and use of the Purchased Assets, including the names of the Permits. To the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16(b) of the Disclosure Schedules.

Section 4.17    Environmental Matters.

Except for those matters that are disclosed in the applicable subsection of Section 4.17 of the Disclosure Schedules:

(a)    The operations of Seller with respect to the Business at the Acquired Facilities and the Purchased Assets are currently and for the past four (4) years have been in compliance in all material respects with all Environmental Laws. Seller has not received (i) from any Person, with respect to the Business at the Acquired Facilities or the Purchased Assets, any material Environmental Notice or any material Environmental Claim; or (ii) from any Governmental Authority, with respect to the Business at the Acquired Facilities or the Purchased Assets, any material written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)    Seller has obtained and is in compliance in all material respects with all Environmental Permits (each of which is disclosed in Section 4.17(b) of the Disclosure Schedules) necessary for the conduct of the Business at the Acquired Facilities or with respect to the Purchased Assets as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law. Seller has not received any Environmental Notice regarding any pending or threatened material adverse change in the status or terms and conditions of the same.

(c)    Neither Seller, nor any of its Affiliates or their Representatives (while working on behalf of Seller or its Affiliates) has directly or indirectly Released Hazardous Materials at, on, to, or from the Owned Real Property or the Leased Real Property, and to Seller’s Knowledge no other Person has done so, which would reasonably be expected to result in material Liability of Seller under Environmental Law.

(d)    Section 4.17(d) of the Disclosure Schedules contains a complete and accurate list of all active aboveground or active or abandoned underground storage tanks owned or operated by Seller in connection with the Purchased Assets.

(e)    Seller has provided or otherwise made available to Buyer any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, and other similar documents with respect to the conduct of the Business at the Acquired Facilities or Purchased Assets which are in the possession or reasonable control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

(f)    Seller is not aware of any existing condition, event or circumstance concerning the Release of Hazardous Materials that would reasonably be expected, after the Closing Date, to materially prevent, materially impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business at the Acquired Facilities or the Purchased Assets as currently carried out at the Acquired Facilities in compliance with Environmental Laws.

(g)    Seller owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Section 4.17(g) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof.

Section 4.18    Employee Benefit Matters.

(a)    Section 4.18(a) of the Disclosure Schedules contains a true and complete list of each material “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and each other benefit agreement, program, plan or arrangement including, without limitation, each bonus plan, incentive compensation plan, retention plan, vacation policy or plan, severance pay plan, or paid time off policy, that is sponsored, maintained, administered or contributed to or required to be contributed to by Seller for the benefit of any employee of the Business who becomes employed by Buyer in connection with the transactions contemplated hereby or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability as a result of the transactions contemplated hereby, contingent or otherwise (each, a “Benefit Plan”).

(b)    With respect to each Benefit Plan that provides benefits to an employee of the Business who will become employed by Buyer in connection with the transactions contemplated hereby, Seller has made available to Buyer accurate, current and complete copies of each of the following, as applicable: (i) summary plan descriptions, summaries of material modifications, summaries of health plan benefits and coverage, and employee handbooks; and (ii) in the case of Coilplus, Inc. Retirement Plan and Trust, the savings plan of Seller from which rollovers described in Section 6.03(g) may be made (“Seller’s Savings Plan”), a copy of the most recent determination, opinion or advisory letter from the IRS.

(c)    Neither Seller nor any ERISA Affiliate has unsatisfied liability under Title IV or Section 302 of ERISA or Section 412 of the Code or with respect to any multiemployer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) and to no condition exists that presents a material risk to Buyer of incurring any such liability with respect to any benefit plan of Seller or any ERISA Affiliate.

(d)    Neither Seller nor any ERISA Affiliate has engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)    The Seller’s Savings Plan is intended to qualify under Section 401(a) of the Code and is so qualified, and its related trust is tax-exempt under the Code. Seller has received a favorable determination letter or, if such plan is a prototype or volume submitter plan, is entitled to rely on a favorable opinion or advisory letter from the IRS, to the effect that such plan is so qualified and its related trust is tax-exempt under the Code. Any such determination, opinion or advisory letter from the IRS remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that would reasonably be expected to affect adversely such qualification or exemption.

Section 4.19    Employment Matters.

(a)    Section 4.19(a) of the Disclosure Schedules contains a list of all persons who are employees, individual independent contractors or individual consultants of the Business operated at or from the Acquired Facilities as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized and such other employees of the Business mutually agreed by Buyer and Seller to be included in the transaction (collectively, the “Employees”), and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; and (v) commission, bonus or other incentive-based compensation provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

(b)    Except as set forth in Section 4.19(b) of the Disclosure Schedules, Seller is not, and has not been for the past five fiscal years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) fiscal years, any Union representing any employee of Seller at any Acquired Facility, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining at the Acquired Facilities. Except as set forth in Section 4.19(b) of the Disclosure Schedules, there has never been, nor to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business at the Acquired Facilities. Seller has no duty to bargain with any Union at the Acquired Facilities.

(c)    Seller is and has been in compliance with the terms of the collective bargaining agreements and other Contracts listed on Section 4.19(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, interns, consultants and independent contractors of the Business at the Acquired Facilities, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Seller is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Section 4.19(c) of the Disclosure Schedules, there are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, or intern of the Business at the Acquired Facilities, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d)    Seller has complied with the WARN Act, and it has no plans to undertake any action prior to Closing that would trigger the WARN Act.

Section 4.20    Taxes. Except as set forth in Section 4.20 of the Disclosure Schedules:

(a)    All income, sales and use and other material Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been timely filed. Such Tax Returns are true, complete and correct in all material respects, and were prepared and filed in compliance with all applicable Laws. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been timely paid.

(b)    Seller has collected or withheld and paid or remitted each material Tax required to have been collected or withheld and paid or remitted by Seller, and Seller has complied with all related information reporting and backup withholding provisions of applicable Law.

(c)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes or Tax Returns of Seller with respect to the Purchased Assets or the Business.

(d)    All deficiencies asserted, or assessments made, against Seller as a result of any Tax related audit, examination, inquiry, investigation, litigation or other similar proceeding by any Governmental Authority with respect to the Purchased Assets or the Business have been fully paid or finally settled.

(e)    There are no pending or, to Seller’s Knowledge, threatened audits, examinations, inquires, investigations, litigation or other similar proceedings by any Governmental Authority relating to the Taxes or Tax Returns of Seller with respect to the Purchased Assets or the Business.

(f)    There are no Encumbrances for Taxes upon any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)    Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(h)    None of the Purchased Assets is (i) subject to any lease, Contract or other arrangement the result of which is that Seller is not treated as the owner of such Purchased Assets for US federal income Tax purposes, (ii) subject to Section 168(g)(1)(A) of the Code, (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code, (iv) tax-exempt use property within the meaning of Section 168(h) of the Code, (v) an interest in a Contract, entity or arrangement that is or should be treated as a partnership for income Tax purposes, or (vi) a Tax sharing, Tax allocation, or Tax indemnity Contract or a similar arrangement.

Section 4.21    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 4.22    Investment Intention. Seller is acquiring the Issued Buyer Stock for its own account, for investment purposes only, and not with a view to the distribution of such Issued Buyer Stock within the meaning of the U.S. securities Laws. Seller understands that the sale of the Issued Buyer Stock has not been registered under the Securities Act and is subject to further restrictions in Section 6.19, the Issued Buyer Stock cannot be offered or re-sold until such offer and sale is subsequently registered under the Securities Act or an exemption from such registration (such as Rule 144 promulgated under the Securities Act) is available to Seller. Seller is an “accredited investor” as that term is defined in Rule 501(a) promulgated under the Securities Act.

Section 4.23    No Additional Representations or Warranties. Except as set forth in this Agreement, none of Seller, any of its Affiliates, including any other Seller Party, or any of their respective Representatives has made, or is making, any representation or warranty, express or implied, regarding the Business, the Purchased Assets, the Assumed Liabilities, or the results of operations, Liabilities, or prospects of the Business, and Seller hereby disclaims any such other representations and warranties, including any representations or warranties with respect to (a) the probable success or profitability of the Business after the Closing, (b) any projections, forecasts, or forward-looking statements provided or made to Buyer, its Affiliates, or their respective Representatives, or (c) any memoranda, charts, summaries, schedules, or other information about the Business, the Purchased Assets, or the Assumed Liabilities provided to Buyer, its Affiliates, or their respective Representatives.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01    Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Texas.

Section 5.02    Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other Party hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05    Legal Proceedings. There are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Buyer’s Knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.06    Capitalization; Buyer Stock. The authorized capital stock of Buyer consists of 10,000,000 shares of Buyer Stock and 1,000,000 shares of Cumulative Convertible Preferred Stock, $1.00 par value per share. At the close of business on April 25, 2022, 6,856,009 shares of Buyer Stock were issued and outstanding and no shares of Cumulative Convertible Preferred Stock were issued and outstanding. From April 25, 2022 to the date of this Agreement, there have been no issuances by Buyer of shares of Buyer Stock or other equity interests in Buyer. All of the issued and outstanding equity interests in Buyer have been duly authorized and validly issued in accordance with Buyer’s governing documents and are fully paid (to the extent required under Buyer’s governing documents) and nonassessable and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. Buyer owns, directly or indirectly, all of the outstanding equity interests in Buyer’s Subsidiaries. The Buyer Stock issued pursuant to this Agreement will be, when issued, duly authorized and validly issued in accordance with the governing documents of Buyer and will be fully paid and nonassessable and will not be issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.

Section 5.07    SEC Documents; Buyer Financial Statements; Compliance.

(a)    Buyer has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2020 (the “Buyer SEC Documents”). As of their respective dates (or, if amended, as of the date of such amendment), the Buyer SEC Documents complied in all material respects with the requirements of applicable Law and the rules and regulations of the SEC promulgated thereunder applicable to the Buyer SEC Documents, and none of the Buyer SEC Documents when filed (or, if amended, as of the date of such amendment) and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Buyer SEC Documents, and, to the Knowledge of Buyer, none of the Buyer SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.

(b)    The consolidated financial statements (including all related notes and schedules) of Buyer included in the Buyer SEC Documents (the “Buyer Financial Statements”) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable Law) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(c)    Buyer has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s auditors and the audit committee of the board of directors of Buyer (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of Buyer.

(d)    Buyer has complied in all material respects since January 1, 2020, and is now complying in all material respects, with all Laws applicable to Buyer and the conduct of its business as currently conducted.

(e)    The shares of Buyer Stock are registered under the Exchange Act and are listed on the New York Stock Exchange, and Buyer has not received any notice of delisting. Other than Buyer Stock, Buyer does not have any securities of any kind registered under the Exchange Act. Buyer has not taken any action designed to, or which to the Knowledge of Buyer is likely to have the effect of, terminating the registration of the Buyer Stock under the Exchange Act. Buyer is in compliance, in all material respects, with the applicable criteria for continued listing, maintenance and any other applicable rules and regulations of the New York Stock Exchange applicable to the Buyer Stock, including all applicable corporate governance rules and regulations thereunder.

Section 5.08    Funds Sufficient. At Closing, Subject to closing of the Financing, Buyer will have sufficient and readily available funds to consummate the Closing hereunder.

Section 5.09   No Additional Representations or Warranties. Except as set forth in this Article V, none of Buyer, any of its Affiliates, or any of their respective Representatives has made, or is making, any representation or warranty, express or implied, regarding the Business, the Purchased Assets, the Assumed Liabilities, or the results of operations, Liabilities, or prospects of the Business, and Buyer hereby disclaims any such other representations and warranties, including any representations or warranties with respect to (a) merchantability or fitness for any particular use or purpose, (b) the probable success or profitability of the Business after the Closing, (c) any projections, forecasts, or forward-looking statements provided or made to Buyer, its Affiliates, or their respective Representatives, or (d) any memoranda, charts, summaries, schedules, or other information about the Business, the Purchased Assets, or the Assumed Liabilities provided to Buyer, its Affiliates, or their respective Representatives.

ARTICLE VI
COVENANTS

Section 6.01    Access and Investigation.

(a)    From the date hereof until the Closing, subject to applicable Law and upon reasonable advance notice from Buyer, Seller will allow Buyer and its Representatives reasonable access during normal business hours (unless otherwise agreed by Seller) to, and furnish them with all documents, records, work papers and financial and other information with respect to, all of the properties, assets, personnel, books, Contracts, Governmental Orders, reports and records relating to any Purchased Assets and Assumed Liabilities as Buyer may reasonably request; provided, that nothing herein will obligate Seller to take any actions that would unreasonably interrupt the normal course of business of Seller or to violate any Law or the terms of any Contract. From the date hereof until the Closing, Seller furnish Buyer and its Representatives with such monthly financial and operating data within a reasonable period of time as Buyer or any of its Representatives may reasonably request.

(b)    Seller agrees that from the date hereof until the Closing, or earlier termination of this Agreement, upon reasonable advance notice from Buyer, Buyer personally or through its Representatives, shall be entitled to enter upon the Owned Real Property and the Leased Real Property and the improvements thereon, to conduct such physical and environmental inspections, independent appraisals, and other tests, examinations and studies of the Owned Real Property and the Leased Real Property, and Owned Real Property and Leased Real Property records, as Buyer desires, including, without limitation, inspections of the Owned Real Property records and the Leased Real Property accompanied, in the case of site visits, by Seller or Seller’s agent in each instance (but only upon at least twenty-four (24) hours prior notice for each inspection), during normal business hours, provided, that (i) such activities do not unreasonably interfere with the operations of the Owned Real Property or the Leased Real Property; (ii) Buyer shall repair any damage to the Owned Real Property or the Leased Real Property caused by such actions should Buyer not proceed to Closing; (iii) Buyer shall indemnify, defend and save Seller harmless of and from any and all damages caused by Buyer during any site visit; provided, further, that this indemnity shall not include, and shall specifically exclude, any loss, liability, damage, injury, and claims to the extent arising from (A) the negligence, gross negligence or willful misconduct of Seller or Seller’s agents, representatives, contractors, or employees, or (B) the mere discovery by Buyer, or its agents, representatives, contractors or employees, acting within the scope of the investigations permitted hereunder, of the presence of any toxic, hazardous substance or Hazardous Materials (as defined herein) in, on, or under the Owned Real Property and/or the Leased Real Property (exclusive of oil, gas and other minerals situated thereunder); and (iv) Buyer shall not conduct any environmental investigations or testing other than a standard “Phase I” environmental site assessment conducted pursuant to ASTM E1527-13.

(c)    For a period of three years following the Closing Date, subject to applicable Law, Seller shall, and shall cause is Affiliates to, furnish Buyer promptly with copies of documents, records, work papers and information with respect to, all of the properties, assets, personnel, books, Contracts, Governmental Orders, reports and records to the extent relating to any Purchased Assets and Assumed Liabilities that are in Seller’s or its Affiliates’ possession as of the Closing Date; provided, that nothing herein will obligate Seller to take any actions that would unreasonably interrupt the normal course of business of Seller or to violate any Law or the terms of any Contract. Buyer shall bear all out-of-pocket costs and expenses reasonably incurred by it in connection with its exercise of the rights under this Section 6.01(c).

(d)    Notwithstanding anything to the contrary herein, nothing in this Section 6.01 shall require any Party to provide access to (A) personnel records of any employee of such Person relating to individual performance or evaluation records, medical histories or other information which, in such Person’s good-faith opinion, could subject such Person to risk of liability, or (B) information the disclosure of which, in such Person’s good-faith opinion, (x) would conflict with confidentiality obligations to which such Person is bound, (y) would reasonably be expected to result in the forfeiture or waiver of any attorney-client privilege or similar privilege (provided, that, in the case of the foregoing clauses (x) and (y), such Person shall use commercially reasonable efforts to provide, to the extent possible, access to the relevant information in a manner that would not reasonably be expected to result in a violation of such confidentiality obligations or the forfeiture or waiver of any such attorney-client or similar privilege) or (z) cause significant competitive harm to Seller and the Business, if the transactions contemplated by this Agreement are not consummated. Prior to the Closing, Buyer and Seller shall work together in good faith to coordinate communication efforts with any suppliers to, or customers of, the Business.

(e)    Seller shall provide Buyer with all keys, key cards or other entry devices for all locks on the Owned Real Property at or immediately following the Closing.

Section 6.02    Operation of the Businesses of the Acquired Companies.

(a)    Affirmative Covenants. From the date hereof until the Closing, except (i) as required by applicable Law or any existing contractual obligations or (ii) as expressly consented to by Buyer in writing, which consent shall not be unreasonably conditioned, withheld or delayed, Seller will, with respect to the Business conducted by or at the Acquired Facilities:

(i)      conduct the Business only in the Ordinary Course of Business and use its commercially reasonable efforts to preserve and protect its business organization, employment relationship and relationships with customers, strategic partners, landlords, suppliers and distributors;

(ii)     pay its accounts payable, Taxes and other obligations when they become due and payable in the Ordinary Course of Business;

(iii)   maintain the Purchased Assets (including the Owned Real Property and the Leased Real Property) in good working order and condition, ordinary wear and tear excepted, in the Ordinary Course of Business, including continuing to conduct maintenance and repairs in the Ordinary Course of Business;

(iv)    keep, observe and perform its obligations as tenant under leases associated with the Leased Real Property, not terminate or cause the termination of any lease associated with the Leased Real Property, without the prior written consent of Buyer;

(v)     perform all of its obligations under all Contracts to which it is a party, by which it or any of the Purchased Assets is bound, and comply with all Laws, judgments and Governmental Orders applicable to it or the Business or the Purchased Assets;

(vi)    continue in full force and effect the certificates of insurance, binders and policies that provide coverage for the Purchased Assets and are in effect as of the date of this Agreement;

(vii)  refrain from (A) making or accepting any changes in the amount of remuneration payable to any employee, agent, consultant, independent contractor or independent contractor of Seller, (B) making any staff hiring or reduction, (C) entering into or terminating any employment, agency, consultancy or contractor agreements, or (D) entering into, amending or terminating any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(viii) refrain from terminating or amending or entering into any Material Contract;

(ix)    maintain its books and records consistent with its past custom and practice;

(x)     preserve and maintain all of its Permits;

(xi)    not enter into any Contract outside of the Ordinary Course of Business, including not committing to any contract terms or pricing not consistent with past practice; and

(xii)   reasonably confer with Buyer concerning operational matters of a material nature.

(b)    Additional Pre-Closing Covenants. In addition, prior to Closing, Seller shall (i) take all actions reasonably necessary to make Seller’s Stratix ERP System and general ledger access available for Buyer’s utilization of the same as a Service (as defined in the Transition Services Agreement) as provided in the Transition Services Agreement; (ii) take all actions reasonably necessary to make Seller’s EDI capabilities associated with both vendors and customers at the Acquired Facilities available for Buyer’s utilization of the same as a Service (as defined in the Transition Services Agreement) as provided in the Transition Services Agreement; (iii) provide Buyer with all inventory and customer information related to the Inventory Facilities so that the Buyer can set up this information in its legacy ERP system prior to Closing; and (iv) assist Buyer with establishing all employees of Seller listed in Section 6.03(a)(i) and Section 6.03(a)(ii) of the Disclosure Schedules in Buyer’s payroll system and benefit programs. If this Agreement is terminated in accordance with Section 8.01 hereof, Buyer shall promptly deliver to Seller or destroy all data, materials and other information provided to Buyer pursuant to this Section 6.02(b), whether in the possession or control of Buyer, any of Buyer’s Affiliates or Representatives or any other Person (with such destruction certified in writing to Seller by an authorized officer of Buyer supervising such destruction), and Buyer and Buyer’s Representatives shall not retain any copies, extracts or other reproductions (in whatever medium) in whole or in part of such data, materials and other information.

(c)    Negative Covenants. From the date hereof until the Closing, except (i) as expressly permitted by this Agreement, (ii) as required by applicable Law or (iii) as otherwise expressly consented to by Buyer in writing, which consent shall not be unreasonably conditioned, withheld or delayed, Seller will not take any action, or fail to take any action, as a result of which any of the changes, events or conditions described in Section 4.06 would occur or could reasonably be expected to occur.

Section 6.03    Employees and Employee Benefits.

(a)    (i) On the Closing Date, Seller shall terminate all employees set forth on Section 6.03(a)(i) of the Disclosure Schedules. (ii) Upon the end of the Service Period (as defined in the Transition Services Agreement) or such date as may be agreed by Buyer and Seller, Seller shall terminate all employees set forth on Section 6.03(a)(ii) of the Disclosure Schedules (the “TSA Employees”). At Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such employees. Buyer’s offer of employment in each case shall be effective as of the Closing with respect to employees set forth on Section 6.03(a)(i) of the Disclosure Schedules and as of the next Business Day after termination with respect to employees set forth on Section 6.03(a)(ii) of the Disclosure Schedules and shall be made in writing as soon as reasonably practicable after the date of this Agreement, and shall provide for (A) an annual base salary (or base hourly wage rate, as applicable) during Buyer’s fiscal year ending March 31, 2023, that shall be not less than that provided by Seller to the employee immediately prior to the Closing Date as indicated on Section 4.19(a) of the Disclosure Schedules; (B) an annual incentive compensation opportunity during Buyer’s fiscal year ending March 31, 2023, that shall be not less than that provided by Seller to the employee immediately prior to the Closing Date as indicated on Section 4.19(a) of the Disclosure Schedules; and (C) employee benefits under Buyer’s benefit plans that are provided to similarly-situated employees of Buyer. Each such employee who accepts Buyer’s offer of employment shall become an employee of Buyer (or its designated Affiliate) as of the Closing and shall be referred to herein as a “Transferred Employee.” Seller shall bear any and all obligations and liability under the WARN Act. TSA Employees may only be terminated by Seller in accordance with the Transition Services Agreement.

(b)    Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation, benefits or other amounts payable or to be provided to any current or former employee, officer, director, independent contractor or consultant of the Business, including the Employees, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date (or on or prior to the date of termination with respect to any TSA Employee) and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date (or on or prior to the date of termination with respect to any TSA Employee).

(c)    Seller shall remain solely responsible for the satisfaction of all claims for benefits provided under any benefit plans of Seller and its Affiliates including all medical, dental, life insurance, health, accident, disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business, including the Employees, or the spouses, dependents or beneficiaries thereof. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date (or on or prior to the date of termination with respect to any TSA Employee). Seller shall pay, or cause to be paid, all such amounts to the appropriate Persons as and when due.

(d)     As soon as administratively feasible after the Closing, but in no event later than five (5) Business Days after the Closing (or no later than five (5) Business Days after the date of termination with respect to any TSA Employee), Seller shall have paid out the Liability as of the Closing Date for all unused Paid Time Off with respect to the Transferred Employees to such Transferred Employees.

(e)    For purposes of eligibility and vesting under Buyer’s post-Closing benefit plans, and for purposes of accrual of vacation and other paid time off and severance benefits under such Buyer benefit plans, each Transferred Employee shall be credited with his or her years of service with Seller before the Closing to the same extent as such Transferred Employee was entitled, before the Closing, to credit for such service under any similar Seller Benefit Plan; provided, that Seller has provided to Buyer prior to the Closing all the information reasonably necessary for Buyer to provide any such credit.

(f)    In addition, and without limiting the generality of the foregoing, following the Closing (or following their start date with respect to TSA Employees) (i) each Transferred Employee shall be eligible immediately to participate in the post-Closing benefit plans of Buyer and (ii) Buyer shall cause all waiting periods and preexisting condition limitations under such post-Closing benefit plans to be waived for each such employee and his or her covered dependents.

(g)    As soon as practicable after the Closing Date, Buyer shall, for the Transferred Employees, designate one or more Buyer benefit plans that are tax-qualified defined contribution plans for the benefit of the Transferred Employees (the “Buyer Savings Plan”). Buyer shall take all actions necessary to allow the Transferred Employees to make eligible rollover contributions to the Buyer Savings Plan of their account balances, including loans, under the Seller’s Savings Plan as soon as practicable following the Closing (or following their start date with respect to TSA Employees) provided such “rollover” is in accordance with the provisions of such plan and applicable Law.

(h)    Seller shall continue to provide all health, dental, vision and other applicable insurance coverages to the Transferred Employees through the end of the month in which Closing occurs (or the month of their start date with Buyer with respect to the TSA Employees).

(i)    Nothing contained in this Section 6.03 shall be deemed to grant any Transferred Employee any right to continued employment or any other rights under this Agreement or, following the Closing, to limit the ability of Buyer or any of its Affiliates to terminate the employment of any employee (including any Transferred Employee) at any time and for any or no reason. In addition, nothing contained in this Section 6.03, express or implied (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, or limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them or (ii) is intended to confer upon any Person (including Transferred Employees, employees, retirees, or dependents or beneficiaries of employees or retirees) any rights as a third-party beneficiary of this Agreement.

Section 6.04    Confidentiality. From and after the Closing, the Seller Parties shall, and shall cause their Affiliates to, hold, and shall cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business at the Acquired Facilities, except to the extent that the Seller Parties can show that such information (a) is generally available to and known by the public through no fault of the Seller Parties, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by the Seller Parties, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Seller Parties or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Seller Parties shall promptly notify Buyer in writing and shall disclose only that portion of such information which the Seller Parties are advised by their counsel in writing is legally required to be disclosed, provided, that the Seller Parties shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Buyer acknowledges that any data or information related to the Excluded Assets shall remain the confidential information of Seller. The Parties acknowledge that, except as modified by the terms of this Agreement, (i) all information and documents provided in connection with the transactions contemplated by this Agreement, and (ii) the terms of this Agreement and the Ancillary Documents, are subject to the terms of the Confidentiality Agreement.

Section 6.05    Non-Competition; Non-Solicitation.

(a)    Subject to Section 6.03(h), for a period of five (5) years following the Closing (the “Restricted Period”), Seller Parties shall not, and shall not permit any of their Subsidiaries (collectively, the “Restricted Entities”) to, directly or indirectly, own, control or operate any equipment or assets anywhere within the United States that convert Hot Rolled Black or Hot Rolled Pickled & Oiled steel coils into temper passed or stretcher-leveled sheet or plate product that falls within a thickness range of 0.0625” through 1.000” and a width range of 48” through 96” (the “Restricted Products”), nor shall any Restricted Entity employ outside toll processing services to convert material owned by any Restricted Entity into Restricted Products; provided, that Restricted Entities shall be permitted to provide Restricted Products to their existing customers in quantities substantially similar to those provided prior to the Closing (including through toll processing services). In the event that a Restricted Entity wishes to provide Restricted Products in truckload quantities to new customers or to existing customers outside of current supply arrangements, the Restricted Entity shall first provide to Buyer the opportunity to provide such Restricted Products to the Restricted Entity at prevailing market rates. In the event that Buyer declines to provide such Restricted Products, the Restricted Entity shall be free to source such Restricted Products from alternate suppliers.

(b)    In addition, during the Restricted Period, if a Restricted Entity wishes to obtain the capability to produce Restricted Products at a facility which lies outside a 250-mile radius of (i) any of the Acquired Facilities and (ii) any of Buyer’s facilities (such Buyer facilities being located in Hickman, Arkansas; Decatur, Alabama; and Sinton, Texas), the Restricted Entity shall have the right to ask permission from Buyer for a waiver from the provisions of this paragraph. Buyer shall be under no obligation to grant any such waiver.

(c)    During the Restricted Period the Restricted Entities shall not cause, induce or encourage any material client, customer, supplier or licensor of the Business at the Acquired Facilities as of the Closing Date, or any other Person who has a material business relationship with the Business at the Acquired Facilities as of the Closing Date, to terminate or modify any such relationship.

(d)    Notwithstanding the foregoing, a Seller Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person. Notwithstanding anything to the contrary herein, this Section 6.05 shall not apply to any Buyer Stock that Seller or its Affiliates may acquire pursuant to this Agreement. During the Restricted Period, neither Seller nor its Affiliates shall acquire any additional Buyer Stock.

(e)    During the Restricted Period, Seller Parties shall not, and shall not permit any of their Affiliates (unless otherwise mutually agreed by Buyer and Seller Parties) to, directly or indirectly, solicit any person who is offered employment by Buyer pursuant to Section 6.03 or, to the extent any such person accepts such offer of employment, encourage any such person to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such person; provided, that nothing in this Section 6.05(e) shall prevent the Seller Parties or any of their Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(f)    The Seller Parties acknowledge that a breach or threatened breach of this Section 6.05 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by the Seller Parties of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(g)    The Seller Parties acknowledge that the restrictions contained in this Section 6.05 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.05 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.05 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(h)         After the Closing, the Seller Parties shall not operate or conduct any business at the Inventory Facilities except (i) for the benefit of Buyer or (ii) with the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, solely if the Seller provides prior written request that it has unexpected support issues for its Affiliates which need to be fulfilled at the Inventory Facilities on a limited basis.

Section 6.06    Governmental Approvals and Consents.

(a)    Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such Party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate fully with the other Parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)    Seller and Buyer shall give all notices to, and use commercially reasonable efforts to obtain all consents from, all third parties that are described in Section 6.06(b) of the Disclosure Schedules, if any.

Section 6.07    Books and Records.

(a)    In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Buyer shall:

(i)      retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)     upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three years following the Closing, Seller shall:

(i)      retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)     upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)    Neither Buyer nor Seller shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 6.07 where such access would (i) violate any Law or Contract, or (ii) in such Person’s good-faith opinion, (A) would conflict with confidentiality obligations to which such Person is bound, or (B) would reasonably be expected to result in the forfeiture or waiver of any attorney-client privilege or similar privilege (provided, that in the case of the foregoing clauses (A) and (B), such Person shall use commercially reasonable efforts to provide, to the extent possible, access to the relevant information in a manner that would not reasonably be expected to result in a violation of such confidentiality obligations or the forfeiture or waiver of any such attorney-client or similar privilege).

Section 6.08    Public Announcements. Promptly after the execution of this Agreement, the Parties shall issue a mutually agreed press release. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party or Affiliate thereof shall make any other public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 6.09    Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of any Party to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.

Section 6.10    Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five Business Days after its receipt thereof.

Section 6.11    Tax Matters.

(a)    All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes, charges and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall be borne and paid 50/50 by Seller and Buyer when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes or fees (and Buyer shall cooperate with respect thereto as necessary); provided, that Seller shall provide such Tax Return to Buyer at least 5 Business Days prior to filing such Tax Return for Buyer’s review and comment. Buyer and Seller shall cooperate in good faith and provide such documents and forms as they are legally entitled to provide to reduce or eliminate any Transfer Taxes. Buyer and Seller agree to treat the purchase and sale of the Tangible Personal Property as an occasional, isolated, casual or similar sale, which is not subject to sales or use Taxes in the applicable jurisdictions, to the extent allowed under applicable Law. Buyer and Seller further agree to treat the purchase and sale of the Inventory as sales for resale, which are exempt from sales or use in the applicable jurisdictions, to the extent allowed under applicable Law.

(b)    All ad valorem, real or personal property and similar Taxes, installments or special assessments (including payments in lieu of any such Taxes, installments or special assessments) (collectively, “Property Taxes”) with respect to the Purchased Assets that are payable with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) whether imposed or assessed before or after the Closing, shall be prorated between Seller and Buyer as of the end of the Closing Date. The amount of Property Taxes that relate to the portion of such Straddle Period ending on the Closing Date shall be the responsibility of Seller and shall be deemed to be the amount of such Property Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days from the beginning of the Straddle Period ending through (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. If any Property Taxes subject to proration pursuant to this Section 6.11(b) are paid by Buyer, on the one hand, or Seller, on the other hand, the proportionate amount of such Taxes paid shall be paid promptly by (or to) the other upon receipt of written notice of the payment of such Taxes.

(c)    With respect to the transactions contemplated by this Agreement, Buyer and Seller shall provide each other with such reasonable cooperation and information as any of them may reasonably require of the others in connection with the filing of any Tax Return, the determination of a liability for Taxes, or the preparation for and defense of any examination, litigation or investigation of any claim for Taxes in each case relating to the Purchased Assets for a Pre-Closing Tax Period or Straddle Period. Cooperation shall include the provision of all relevant Tax Returns, and other documents and records, or portions thereof relating to or necessary in connection with the preparation of Tax Returns or in the defense of a Tax contest related to the Purchased Assets for a Pre-Closing Tax Period or Straddle Period, and making employees reasonably available to explain such information. Notwithstanding anything to the contrary in this Agreement, (i) Buyer shall not have any obligation to provide or furnish to Seller any consolidated, combined, unitary, group or other Tax Return or portion thereof (including any work papers or related documentation) of Buyer or its Affiliates, and (ii) Seller shall not have any obligation to provide or furnish to Buyer any consolidated, combined, unitary, group or other Tax Return or portion thereof (including any work papers or related documentation) of Seller or its Affiliates (excluding Tax Returns related solely to the Purchased Assets or the Business for Pre-Closing Tax Periods).

(d)    Buyer agrees to give written notice to Seller of the receipt of any written notice by Buyer or any of its Affiliates that involves the assertion of any claim for Taxes or the commencement of any proceeding or audit with respect to Taxes for which Seller could have an indemnification obligation pursuant to this Agreement. Seller shall be entitled to participate fully in the defense of any such claim and to employ counsel of its choice and at its own cost for such purpose and Buyer or any of its Affiliates shall obtain the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise or other resolution of any such claim.

(e)    Any refunds (or credits for overpayment) of Excluded Tax Liabilities or any refunds of Taxes withheld from payments to Seller made pursuant to this Agreement, including any interest received from a Governmental Authority thereon, with respect to the Business or Purchased Assets that are received by Buyer after Closing that are not otherwise taken into account in the final determination of Closing Working Capital shall be for the account of Seller. Within twenty (20) Business Days of any receipt by Buyer or any of its Affiliates of any such refund (or credit for overpayment), Buyer shall pay over any such refund (or the amount of any such credit), including any interest thereon actually paid by a Governmental Authority, net of all out-of-pocket expenses (including Taxes) incurred by Buyer, to Seller. Seller shall, upon the request of Buyer, repay to Buyer the amount paid over to Seller pursuant to this Section 6.11(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Buyer is required to repay such refund (or credit) to the Governmental Authority. This Section 6.11(e) shall not be construed to require Buyer to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to Seller or any other Person.

. From the date hereof until the Closing, Seller shall:

(a)    use commercially reasonable efforts to maintain the Owned Real Property and Leased Real Property and occupancy thereof, in the same condition as exists on the effective date hereof. Seller shall operate the Owned Real Property and the Leased Real Property in the Ordinary Course of Business and continue to perform all customary and ordinary repairs and maintenance;

(b)    maintain in effect all insurance policies now maintained on the Owned Real Property and the Leased Real Property, up to and including the Closing Date;

(c)    promptly notify Buyer, in writing, upon obtaining knowledge of any material adverse change with respect to the Owned Real Property and the Leased Real Property;

(d)    not enter into any written or oral service contract or other agreement with regard to the Owned Real Property or the Leased Real Property that will not be fully performed by Seller on or before the Closing Date, or that will not be terminable by Buyer without liability, penalty or premium upon no greater than thirty (30) days’ notice, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed;

(e)    promptly advise Buyer, in writing, of any written notices concerning the Owned Real Property and Leased Real Property that Seller receives from any appraisal districts, taxing authorities or any governmental agency having jurisdiction over the Owned Real Property and/or Leased Real Property;

(f)    comply with all applicable Law with respect to the Owned Real Property and/or the Leased Real Property, including, without limitation, any such requirements, rules, regulations, notices, or orders issued or imposed after the effective date hereof, and shall provide Buyer with any notices received by Seller with respect thereto; and

(g)    not, without first obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (i) make any material structural alterations or additions to the Owned Real Property and/or Leased Real Property, except as in the Ordinary Course of Business and/or Leased Real Property, or as required for maintenance and repair, (ii) cancel, amend or modify, in a manner materially adverse to the Owned Real Property and/or Leased Real Property, any license or permit held by Seller with respect to the Owned Real Property and/or Leased Real Property or any part thereof which would be binding upon Buyer after the Closing, or (iii) willfully take any action or permit any action to be taken which would invalidate, impair or limit the scope of any warranty. Seller shall maintain in existence all licenses, permits and approvals that are now in existence with respect to, and are required for, the ownership, operation or improvement of the Owned Real Property and/or the Leased Real Property, and are of a continuing nature.

Section 6.13    Damage or Destruction Prior to Closing; Condemnation.

(a)    Prior to the Closing, the risk of loss or damage to the Owned Real Property and/or Leased Real Property by fire, earthquake, hurricane or other casualty shall be borne by Seller. If damage, loss or destruction of the Owned Real Property and/or Leased Real Property or any part thereof, by fire, earthquake, hurricane or other casualty occurs prior to the Closing, Seller shall promptly notify Buyer of such damage, loss or destruction.

(b)    Seller agrees to maintain in full force and effect, the fire and extended coverage insurance policies now in effect in connection with the Owned Real Property and the Leased Real Property (or substitute policies in equal or greater amounts).

(c)    In the event the improvements upon the Owned Real Property and/or Leased Real Property, or any part thereof, or any of the items constituting the Purchased Assets should be damaged by any casualty prior to Closing, and if the cost of repairing such damage, as estimated by Seller’s insurance adjuster is:

(i)    less than $2,000,000 and neither of the Acquired Facilities will not be able to operate in the Ordinary Course of Business for 30 days or more, then Seller shall assign to Buyer, at Closing, all insurance proceeds payable for such damage or pay all such proceeds to Buyer when received (which obligation shall survive Closing), and Buyer shall receive a credit against the Purchase Price in the amount of (A) any deductible required by Seller’s insurance policies and the sale shall be closed without Seller repairing such damage, and (B) all business interruption insurance proceeds that are actually available to Seller and are actually paid to or for account of Seller, notwithstanding the prior occurrence of the Closing and the cancellation of Seller’s insurance, and which are attributable to the periods subsequent to the Closing; provided, that Seller shall be obligated to make such emergency repairs as are necessary to prevent further damage to the Owned Real Property and/or Leased Real Property or injury to any Person; or

(ii)    if said cost is equal to or greater than $2,000,000 or either of the Acquired Facilities will not be able to operate in the Ordinary Course of Business for 30 days or more, then Buyer and Seller shall use commercially reasonable efforts to negotiate in good faith to determine a mutually agreeable resolution regarding the treatment of such casualty. If, after 30 days of such good faith negotiations, Buyer and Seller are unable to determine a mutually agreeable resolution, then Buyer may elect to terminate this Agreement by giving written notice of termination to Seller within fifteen (15) Business Days after such 30 day negotiation period, and if Buyer does not elect to terminate this Agreement, Seller shall assign to Buyer, all insurance proceeds payable for such damage or pay all such proceeds to Buyer when received (which obligation shall survive Closing), and Buyer shall receive a credit against the Purchase Price in the amount of (A) any deductible required by Seller’s insurance policies, and (B) all business interruption insurance proceeds that are actually available to Seller and are actually paid to or for account of Seller, notwithstanding the prior occurrence of the Closing and the cancellation of Seller’s insurance, and which are attributable to periods subsequent to the Closing; provided, that Seller shall be obligated to make such emergency repairs as are necessary to prevent further damage to the Owned Real Property and/or Leased Real Property or injury to any Person thereon and Seller may use insurance proceeds for this limited purpose.

(d)    In the event of a taking or written notice of a threatened taking by condemnation or similar proceedings or actions of all of any one of the parcels of Owned Real Property and/or Leased Real Property, or any material portion of any one of the parcels of Owned Real Property and/or Leased Real Property, Seller shall promptly notify Buyer, in writing, and Buyer shall have the option to terminate this Agreement upon written notice to Seller prior to Closing. If Buyer does not exercise its option under the immediately preceding sentence of this Section 6.13(d) to terminate this Agreement, then the Agreement shall remain in full force and effect and Seller shall assign or pay to Buyer at Closing Seller’s entire interest in and to any and all condemnation awards or proceeds from any such proceedings or actions in lieu thereof and there shall be no abatement of the Purchase Price, and Seller shall be relieved of its obligation to convey title to the portion of the Owned Real Property and/or Leased Real Property so taken. Seller agrees to consult Buyer in the contesting of any condemnation proceeding concerning the Owned Real Property and/or Leased Real Property during the pendency of this Agreement.

Section 6.14    Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.15    Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date of this Agreement either Seller Party has knowledge of any fact or condition that would be a breach of any representation or warranty in this Agreement or cause or reasonably be expected to cause any of the conditions set forth in Article VII to not to be satisfied as of the earlier of the Closing Date or the Outside Date, Seller shall promptly disclose to Buyer such fact or condition. Each Party shall give prompt notice to the others of: (a) any notice or other communication received by such Party from any Governmental Authority in connection with the transactions contemplated by this Agreement, (b) any notice or other communication received by such Party from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (c) any Actions or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting, any Party or any of their respective Affiliates which relate to the transactions contemplated by this Agreement or would or would reasonably be expected to impair or materially delay the consummation of the transactions contemplated hereby.

Section 6.16    Exclusivity. Prior to the Closing Date, each of the Seller Parties shall not, nor shall they permit any of their Affiliates, officers, directors, managers, employees, financial advisors or other agents or Representatives to, take any action to solicit, initiate, encourage, engage in or continue discussion with, provide any information to or enter into any agreement with, any Person (other than Buyer and its Affiliates and agents) concerning any offer, proposal or indication of interest with respect to the acquisition of any Purchased Assets (“Acquisition Proposal”). In the event any Seller Party becomes aware of, or receives any Acquisition Proposal, such Seller Party shall promptly (and in any event within two Business Days) notify Buyer and provide to Buyer a copy of such Acquisition Proposal or a summary of its terms if it has not been reduced to writing. On the date hereof, the Seller Parties shall terminate access for all Persons other than Buyer and its Affiliates, directors, managers, officers, employees, partners, members, shareholders, agents, investment bankers, attorneys, accountants, consultants, and other advisors or representatives to the data room and instruct all such Persons to return or destroy any confidential information provided to them by or on behalf of the Seller Parties in respect of any Acquisition Proposal.

Section 6.17    Financing Cooperation.

(a)    Buyer shall use commercially reasonable efforts to complete, obtain and consummate an agreement with its lenders whereby certain lender parties will commit to lend an amount to Buyer for the purpose of funding the transactions contemplated by this Agreement (the “Financing”). From the date hereof until the earlier of the Closing Date and the termination of this Agreement, the Seller Parties agree to use their commercially reasonable efforts to provide, and cause their respective management, agents and Representatives to use their respective commercially reasonable efforts to promptly provide, such assistance with the Financing as is reasonably requested by Buyer, including: (i) furnishing Buyer with (x) any required financial information (provided, that Buyer shall be responsible for preparing any pro forma financial information and any projections, risk factors or other forward-looking statements relating to the Financing) and (y) other information regarding the Business conducted at or by the Acquired Facilities or the Purchased Assets or Assumed Liabilities as is reasonably necessary to satisfy a condition to the initial funding of the Financing or such other financial information customarily provided to lenders in connection with similar financings, (ii) upon reasonable notice, procuring the participation by members of management at reasonable times in a reasonable number of meetings, conference calls and presentations with prospective lenders and investors (and in the preparation of materials in connection therewith), (iii) facilitating (x) the granting of Encumbrances (and perfection thereof) in collateral and (y) the preparation of any definitive financing documents and certificates, as may be necessary to satisfy a condition to the initial funding of the Financing, (iv) furnishing no later than four (4) Business Days prior to the Closing Date all documentation and other information required by any Governmental Authority or financing party under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 and the requirements of 31 C.F.R. § 1010.230, to the extent reasonably requested by Buyer at least nine (9) Business Days prior to the Closing Date and (v) using commercially reasonable efforts to cooperate in satisfying the conditions precedent set forth in the definitive document relating to the Financing to the extent satisfaction of such condition requires the cooperation of the Seller Parties; provided, that in each case in clauses (a)(i) through (v), that (A) nothing in this Section 6.17 shall require cooperation to the extent that it would conflict with or violate the organizational documents of any Seller Party or applicable Law or any Contract to which any Seller Party is a party as identified to Buyer in writing, (B) in no event shall any Seller Party (or their respective governing bodies) be required to adopt resolutions, consents or other approvals with respect to the agreements, documents and instruments pursuant to which the Financing is obtained, in each case that are effective prior to the consummation of the Financing at the Closing, (C) no Seller Party (or any of their respective directors, officers, employees or Affiliates) shall be required to execute and deliver any financing agreements or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing, (D) nothing in this Section 6.17 shall obligate any Seller Party to take any actions that would unreasonably interrupt the normal course of business of any Seller Party, (E) nothing in this Section 6.17 shall obligate any Seller Party to take any action that could result in any such Person incurring any liability with respect to the matters relating to the Financing or cause any of their respective directors, officers, employees or Affiliates to incur any personal liability in connection with the Financing.

(b)    If any portion of the Financing becomes unavailable on the terms and conditions reasonably acceptable to Buyer, Buyer shall promptly (and, in any event, within two (2) Business Days of obtaining knowledge thereof) notify Seller and shall use its commercially reasonable efforts to obtain alternative financing (an “Alternative Financing”) that is sufficient to enable Buyer to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event. Buyer shall promptly deliver to Seller correct copies of all commitment letters, exhibits, annexes, schedules, term sheets, and other agreements pursuant to which any such Alternative Financing shall have been committed.

(c)    Prior to the Closing, Buyer shall keep Seller reasonably informed with respect to all material developments concerning the Financing, including if for any reason Buyer believes in good faith that it is reasonably likely that it will not be able to obtain all or any portion of the Financing.

Section 6.18    Negotiation and Approval of the State of Title to Real Property.

(a)    Not later than ten (10) days following the date of this Agreement, Seller shall deliver to Buyer the Title Commitments, at Seller’s sole cost and expense.

(b)    Surveys. Buyer has received the Existing Surveys. Seller shall deliver certificates of no change to the Existing Surveys (“Survey Certificates”) to the Title Company, and provided that the Title Company shall be prepared to issue the Title Policies, with extended coverage, based on the Existing Surveys plus the Survey Certificates, Seller shall have no further obligation to update the Existing Surveys or obtain new surveys of the Owned Real Property. To the extent the Title Company is unwilling to issue the Title Policies with extended coverage based upon the Existing Surveys plus the Survey Certificates, Seller shall obtain and provide to Buyer, at Seller’s expense new surveys (“New Surveys”) conforming with the following requirements:

(i)      dated within 30 days of the Closing Date;

(ii)     prepared by a certified or registered surveyor reasonably acceptable to Buyer and the Title Company and certified to Buyer (or such Affiliates of Buyer as Buyer may designate), the Title Company and Buyer’s lenders;

(iii)    complying with the current 2021 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys;

(iv)    locating all Improvements, Encumbrances (setting forth the recording information of any recorded instruments), setback lines, alleys, streets and road;

(v)     showing any encroachments upon or by any Improvements;

(vi)    showing all dedicated public street providing access to such Owned Real Property; and

(vii)    the municipal address of any Improvements located on such Owned Real Property.

Unless Seller is otherwise required to procure New Surveys, Buyer may, at Buyer’s expense, obtain New Surveys. For the avoidance of doubt, if Buyer determines to obtain New Surveys in order to obtain any Title Endorsements Requested by Buyer or because of a requirement of any lender to Buyer, then Buyer shall bear the cost of such New Surveys.

(c)    Buyer shall deliver to Seller, in writing, such objections as Buyer may have to anything contained or set forth in the Title Commitment(s), the Existing Surveys or the New Surveys (if Seller is required to procure such New Surveys pursuant to subsection (b) above) (the “Title Objection Letter”) within fifteen (15) days of receipt of the last of the Title Commitment(s), the Existing Surveys or the New Surveys (if Seller is required to procure such New Surveys pursuant to subsection (b) above) (the “Title Objection Period”). Any items to which Buyer does not object shall be deemed acceptable to Buyer. Seller may, within five (5) days of Seller’s receipt of any Buyer objection, advise Buyer, in writing, which objections (if any) it agrees to cure or cause to be cured prior to Closing, and Seller shall not be obliged to cure or cause to be cured any other objections or exceptions to title except liens of a definite and ascertainable amount arising on account of, or at the sufferance of, Seller’s actions. Notwithstanding the preceding, if at any time after the expiration of the Title Objection Period and before Closing, the Existing Surveys or the New Surveys (if Seller is required to procure such New Surveys pursuant to subsection (b) above) or an update to the Title Commitment(s) discloses any additional item which was disclosed after the effective date of the initial Title Commitment, or in the case of the Existing Surveys or the New Surveys (if Seller is entitled to procure such New Surveys), coming into existence after the date of the Existing Surveys or the New Surveys (if Seller is required to procure such New Surveys pursuant to subsection (b) above) (a “New Exception”), and such New Exception was not created by, through, or under Buyer, Buyer shall have a period of five (5) days from the date of Buyer’s receipt of such update to review and notify Seller in writing of Buyer’s objection to the New Exception, and Seller shall respond to such notification of a New Exception in same manner as specified for the initial Title Objection Letter. Seller shall, in all events, be obligated to cure on or before Closing, all items Seller agrees to cure in Seller’s response to Buyer’s objections. If Seller fails or refuses to cure any objection which Seller is obligated to cure hereunder, Buyer shall have the right, in addition to all other rights granted herein, to require that all or a portion of the Purchase Price be applied to discharge any such obligations at Closing.

(d) For the avoidance of doubt, the cost of Title Commitments, Title Policies and land surveys shall be borne as follows:

(i)    Seller shall bear the cost of procuring the Title Commitments;

(ii)   Seller shall bear the cost (and pay at Closing) the premium for the Title Policies including so-called “extended coverage”;

(iii)  Buyer shall bear the cost of any mortgagee’s title insurance policy and the cost of any endorsements to the Title Policies other than extended coverage; and

(iv)  Buyer shall bear the cost of any New Survey, unless Seller is obligated to do so pursuant to subsection (b) above.

Section 6.19    Lock-Up Provisions. Seller hereby agrees not to, during the period commencing from the Closing and ending on the six month anniversary of the Closing (the “Lock-Up Period”): (a) lend, offer, pledge, hypothecate, encumber, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Buyer Stock, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Buyer Stock, or (c) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (a) or (b) above is to be settled by delivery of Buyer Stock or other securities, in cash or otherwise (any of the foregoing described in clauses (a), (b), or (c), a “Prohibited Transfer”). Notwithstanding the foregoing, “Prohibited Transfer” shall not include (i) transfers of Buyer Stock to Seller’s Affiliates, (ii) transfers of Buyer Stock by virtue of the laws of the jurisdiction of Seller’s organization and in accordance with Seller’s organizational documents upon dissolution of Seller, (iii) transfers of Buyer Stock as a gift or gifts, (iv) transfers of Buyer Stock in the event of Buyer’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in the equityholders of Buyer having the right to exchange their equity interests of Buyer for cash, securities or other property or (v) the execution of any trading plan providing for the sale of Buyer Stock after the end of the Lock-Up Period which meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, that in the case of clauses (i), (ii) and (iii), that any transferee thereof agrees in writing to be bound by the terms of this Section 6.19. Seller further agrees to execute such agreements as may be reasonably requested by Buyer that are necessary to give effect to the foregoing provisions. If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Buyer shall refuse to recognize any such purported transferee of the Buyer Stock as one of its equity holders for any purpose. In order to enforce this Section 6.19, Buyer may impose stop-transfer instructions with respect to the Buyer Stock of Seller until the end of the Lock-Up Period.

Section 6.20    Inventory. Within two (2) Business Days prior to Closing, Seller shall conduct a physical inventory of the inventory included in the Purchased Assets in the presence of Representatives of Buyer.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01    Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by each of Seller and Buyer) of the following conditions as of the Closing Date:

(a)    No Governmental Authority of competent jurisdiction shall have entered or issued any Governmental Order preventing consummation of the transactions contemplated by this Agreement, and no Action shall be pending before any Governmental Authority wherein an unfavorable Governmental Order would (i) prevent consummation of the transactions contemplated by this Agreement or that would reasonably be expected to have an adverse effect on Buyer or the Business conducted at the Acquired Facilities, which is material, (ii) cause the transactions contemplated by this Agreement to be rescinded following the Closing, or (iii) would reasonably be expected to have an adverse effect on Buyer or the Business conducted at the Acquired Facilities, which is material.

Section 7.02    Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer) of the following additional conditions as of the Closing Date:

(a)    The representations and warranties of Seller set forth in Article IV (disregarding all qualifications as to material, materiality, Material Adverse Effect or any similar qualifications set forth therein) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct as of such date).

(b)    Seller shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by Seller under this Agreement on or prior to the Closing Date.

(c)    Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that has not been cured.

(d)    Buyer shall have received from Seller each delivery required pursuant to Section 3.02.

(e)    Buyer shall have completed the Financing.

(f)    Buyer shall have approved the form of the Title Commitments (as the same may have been amended) as expressed in Section 6.18, and the Title Company shall be unconditionally prepared to issue the Title Policies conforming with such approved Title Commitments, subject only to satisfaction of Title Commitment Schedule B-I items that are required of Buyer.

(g)    Any negotiation or notice periods under Section 6.13(c)(ii) shall have expired.

Section 7.03    Additional Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) of the following additional conditions as of the Closing Date:

(a)    The representations and warranties of Buyer set forth in Article V (disregarding all qualifications as to material, materiality, Material Adverse Effect or any similar qualifications set forth therein) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct as of such date).

(b)    Buyer shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by Buyer under this Agreement on or prior to the Closing Date.

(c)    Seller shall have received from Buyer each delivery required pursuant to Section 3.02.

Section 7.04    Frustration of Closing Conditions. Neither Party may rely, whether as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement or otherwise, on the failure of any condition set forth in this Agreement to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE VIII
TERMINATION

Section 8.01    Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, by written notice delivered by the terminating Party to the other Party (other than in the case of Section 8.01(a)) at any time prior to the Closing:

(a)    by the mutual written agreement of Seller and Buyer;

(b)    by either Seller or Buyer, if the Closing does not occur on or prior to June 30, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to a Party whose breach of or failure to perform any of its representations, warranties, covenants, or agreements contained in this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date;

(c)    by either Seller or Buyer, if any Governmental Authority of competent jurisdiction issues a Governmental Order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to a Party whose failure to perform its covenants or agreements contained in this Agreement has been the cause of or has resulted in the imposition of such Governmental Order or the failure of such Governmental Order to be resisted, resolved, or lifted;

(d)    by Buyer, if Seller breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.01 or Section 7.02 and (ii) (A) if capable of being cured, has not been cured by Seller by the earlier of the Outside Date and the date that is fifteen (15) days after Seller’s receipt of written notice from Buyer stating Buyer’s intention to terminate this Agreement pursuant to this Section 8.01(d) and the basis for such termination or (B) is incapable of being cured;

(e)    by Seller, if Buyer breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.01 or Section 7.02(f) and (ii) (A) if capable of being cured, has not been cured by Buyer by the earlier of the Outside Date and the date that is fifteen (15) days after Buyer’s receipt of written notice from Seller stating Seller’s intention to terminate this Agreement pursuant to Section 8.01(e) and the basis for such termination or (B) is incapable of being cured; or

(f)    by Buyer, if Seller fails to cure any objections or exceptions to title raised by Buyer that Seller has agreed to cure or is required to cure in accordance with Section 6.18(c).

Section 8.02    Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement will immediately become void and have no further force or effect, and neither Party will have any Liability to the other Party; provided, that (a) Section 6.08, this Section 8.02, and Article X (except for Section 10.12 (Specific Performance)) shall survive termination of this Agreement, and (b) if this Agreement is terminated by a Party because of the breach of this Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE IX
INDEMNIFICATION

Section 9.01    Survival. Subject to the limitations and other provisions of this Agreement, all rights to bring claims for indemnification pursuant to this Article IX for any accuracy or breach of the representations and warranties contained herein, or in any certificate, instrument or other document delivered pursuant to this Agreement shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that all rights to bring claims for indemnification pursuant to this Article IX for any accuracy or breach of Seller Fundamental Representations and Buyer Fundamental Representations shall each survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days; provided, further, that all rights to bring claims for indemnification pursuant to this Article IX for any inaccuracy or breach of the representations and warranties of the Seller Parties contained in Section 4.17 (Environmental Matters) shall survive the Closing and shall remain in full force and effect until the date that is 54 months from the Closing Date. All rights to bring claims for indemnification pursuant to this Article IX for any breach of covenants and agreements of the Parties contained herein that are to be performed on or prior to the Closing shall survive the Closing for a period of 9 months. All rights to bring claims for indemnification pursuant to this Article IX for any breach of covenants and agreements of the Parties contained herein which by their terms require performance following the Closing shall survive the Closing for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved in accordance with this Agreement.

Section 9.02    Indemnification By Seller. Subject to the other terms and conditions of this Article IX, Seller and the Stockholder (collectively, the “Seller Indemnifying Parties”) shall jointly and severally indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of the Seller Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller Parties pursuant to this Agreement (excluding the Transition Services Agreement), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller Parties pursuant to this Agreement, the Ancillary Documents (excluding the Transition Services Agreement) or any certificate or instrument delivered by or on behalf of Seller Parties pursuant to this Agreement; or

(c)    any Excluded Asset or any Excluded Liability.

Section 9.03    Indemnification By Buyer. Subject to the other terms and conditions of this Article IX, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement (excluding the Transition Services Agreement), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the Ancillary Documents (excluding the Transition Services Agreement) or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(c)    any Assumed Liability.

Section 9.04    Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a)    No Buyer Indemnitee seeking indemnification pursuant to Section 9.02(a) shall make any claim for, or be entitled to, indemnification from any Seller Indemnifying Party with respect to a matter involving less than $10,000 (the “De Minimis Amount”) of Losses arising out of a single occurrence. The Seller Indemnifying Parties shall not be liable to the Buyer Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses (excluding Losses not exceeding the De Minimis Amount) in respect of indemnification under Section 9.02(a) exceeds $150,000 (the “Basket”), in which event the Seller Indemnifying Parties shall be required to pay for only such Losses exceeding the Basket; provided, that such Basket shall not be applicable in respect of indemnification obligations under Section 9.02(a) with respect to or by reason of any inaccuracy in or breach of any of the representations or warranties of the Seller Parties contained in Section 4.17 (Environmental Matters). Subject to Section 9.04(c), the aggregate amount of all Losses for which the Seller Indemnifying Parties as a group shall be liable pursuant to Section 9.02(a) shall not exceed $6,958,149.83(the “Cap”), absent fraud or willful misrepresentation. The Cap shall not apply to any inaccuracy in or breach of any of the representations or warranties of the Seller Parties contained in Section 4.17, which shall instead be subject to Section 9.05(b).

(b)    No Seller Indemnitee seeking indemnification pursuant to Section 9.03(a) shall make any claim for, or be entitled to indemnification from Buyer with respect to a matter involving less than the De Minimis Amount of Losses arising out of a single occurrence. Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 9.03(a) until the aggregate amount of all Losses (excluding Losses not exceeding the De Minimis Amount) in respect of indemnification under Section 9.03(a) exceeds the Basket, in which event Buyer shall be required to pay for only such Losses exceeding the Basket. Subject to Section 9.04(c), the aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 9.03(a) shall not exceed an amount equal to the Cap, absent fraud or willful misrepresentation.

(c)    Notwithstanding the foregoing, the limitations set forth in Section 9.04(a)–(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any (x) inaccuracy in or breach of any (i) Seller Fundamental Representations, or (ii) Buyer Fundamental Representations, or (y) Excluded Tax Liability. Notwithstanding the foregoing, no Party shall be liable pursuant to Article IX in excess of the Purchase Price and in no event shall Seller be entitled to receive under this Agreement any amount in excess of the Purchase Price.

(d)    Nothing in this Agreement will limit the Liability of a Party to another Party for fraud or willful misrepresentation, nor will the survival periods set out in Section 9.01 apply to any claims arising therefrom.

(e)    For purposes of (i) determining whether or not a representation or warranty made by the Seller Parties or Buyer in this Agreement or in any of the Ancillary Documents (excluding the Transition Services Agreement) has been breached or whether an inaccuracy exists with respect thereto or whether or any nonfulfillment, nonperformance or other breach of any covenant exists, and (ii) calculating the amount of Losses resulting therefrom to which an Indemnified Party is entitled, the terms “Material Adverse Effect,” “material,” “materiality” and similar qualifiers, modifiers or limitations shall be disregarded.

(f)    The Party making a claim under this Article IX is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”.

(g)    If after Closing, an Indemnified Party obtains Knowledge of any claim as to which indemnification may be sought by such Indemnified Party pursuant to this Article IX, such Indemnified Party shall use commercially reasonable efforts to comply with applicable Law with respect to any obligations to mitigate such Losses.

Section 9.05    Limitations on Environmental Indemnification. The Seller Indemnifying Parties’ indemnification obligations to Buyer Indemnitees pursuant to Section 9.02 with respect to any Loss arising out of any Environmental Claim, Environmental Law, Environmental Notice, Environmental Permit, Hazardous Material, Excluded Environmental Liability or breach of any representation or warranty in connection with the foregoing (including, for the avoidance of doubt, any breach of the representations and warranties contained in Section 4.17) (“Environmental Matters”) shall be subject to the following limitations:

(a)    the Seller Indemnifying Parties’ obligations shall expire 54 months following the Closing Date except with respect to any claim brought by a Buyer Indemnitee in good faith with reasonable specificity (to the extent known at such time) prior to such date;

(b)    the aggregate amount of all Losses for which the Seller Indemnifying Parties as a group shall be liable for Environmental Matters pursuant to Section 9.02 shall not exceed $10,000,000; and

(c)    solely with respect to the following matters relating to the Acquired Facility in East Chicago, Indiana: polynuclear aromatic hydrocarbons detected in groundwater samples in excess of Indiana Department of Environmental Management (“IDEM”) Remediation Closure Guide (“RCG”) Residential Tap screening levels; arsenic detected in soil samples in excess of IDEM RCG Soil migration to groundwater screening levels; and metals detected in groundwater samples in excess of IDEM RCG Residential Tap screening levels:

(i)    the event that directly gave rise to the Loss (1) was not discovered as a result of a Phase II or other intrusive environmental sampling, testing or investigation undertaken on or after the Closing Date by or on behalf of Buyer (but excluding environmental sampling, testing or investigation which (A) was undertaken to address an imminent threat to human health or the environment, (B) was required by applicable Law, which requirement or demand or legal proceeding was not prompted, triggered, or initiated by Buyer or (C) was undertaken in response to a requirement, demand or claim by a Governmental Authority or in response to a legal proceeding initiated by any other Person, which requirement or demand or legal proceeding was not prompted, solicited or deliberately initiated by Buyer), and (2) did not arise and was not exacerbated after the Closing Date in connection with any act or omission by any Buyer (or any successor owner or operator of the Acquired Facility in East Chicago, Indiana); and

(ii)    Seller shall be responsible for costs and expenses incurred by or on behalf of Buyer only to the extent incurred in a reasonable and commercially prudent manner.

Nothing in this Section 9.05 limits the scope of Section 2.04.

Section 9.06    Indemnification Procedures.

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller Indemnifying Party, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (v) relates to or arises in connection with a criminal proceeding, action, indictment, allegation, or investigation, (w) is asserted directly by or on behalf of a Person that is a then current material supplier or customer of the Business, (x) seeks an injunction or other equitable relief against the Indemnified Party, (y) the Indemnifying Party is failing to prosecute or defend vigorously or (z) the outcome of which could reasonably be expected to materially and adversely affect the Indemnified Party’s Tax Liability. In addition, prior to assuming the defense of any Third Party Claim, the Indemnifying Party must demonstrate the financial wherewithal to vigorously defend the Third Party Claim. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.06(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.06(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.04) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.06(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.06(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 9.07    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within five Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 9.08    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.09    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 9.10    Exclusive Remedies. Subject to Section 2.05(b), Section 6.05 and Section 10.12, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX. Notwithstanding the foregoing, nothing in this Section 9.10 shall limit (a) any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct, or (b) any rights set forth in this Agreement or the Ancillary Documents, including rights to enforce specific performance.

ARTICLE X
MISCELLANEOUS

Section 10.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller or Stockholders:	Plateplus Inc. 21 Waterway Ave Suite 525, The Woodlands, Texas 77380 E-mail: akito.nakamura@plateplus.com; chiharu.kato@plateplus.com Attention: Akito Nakamura and Chiharu Kato

with a copy to:	Mayer Brown LLP 71 S. Wacker Drive Chicago, IL 60606 Email: pcrimmins@mayerbrown.com; mserafini@mayerbrown.com Attention: Paul M. Crimmins and Michael A. Serafini

If to Buyer:	Friedman Industries, Incorporated 1121 Judson Road, Suite 124 Longview, TX 75601 E-mail: Attention: Mike Taylor and Alex LaRue

with a copy to:	Norton Rose Fulbright US LLP Fulbright Tower 1301 McKinney, Suite 5100 Houston, TX 77010-3095 E-mail: Brian.Fenske@nortonrosefulbright.com Attention: Brian Fenske

Section 10.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.05(g), upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06    Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07    Seller Disclosure Schedules. For the purposes of the Disclosure Schedules, any information, item or other disclosure set forth in any part of the Disclosure Schedules shall be deemed to have been set forth in other parts of the Disclosure Schedules where the relevance of such disclosure to such other parts of the Disclosure Schedules is reasonably apparent from the face of the disclosure in the part of the Disclosure Schedules where such disclosure appears. Inclusion of information in any part of the Disclosure Schedules shall not be construed as an admission that such information is material to the business, properties, financial condition or results of operations of Seller. The mere listing of a Contract or agreement in the Disclosure Schedules will not be sufficient to disclose an exception to a representation or warranty unless the representation or warranty only pertains to the existence of such Contract or agreement.

Section 10.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of Buyer (where a Seller Party seeks to assign its rights or obligations) or Seller Parties (where Buyer seeks to assign its rights and obligations), which consent shall not be unreasonably withheld or delayed; provided, that Buyer may, without the prior written consent of Seller Parties, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 10.09    No Third-party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)      This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

(b)     ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS IN EACH CASE LOCATED IN THE CITY OF HOUSTON AND COUNTY OF HARRIS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(C).

Section 10.12    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(Signature Pages Follow)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized where applicable.

SELLER:

Plateplus Inc.

By: /s/ Akito Nakamura
Akito Nakamura, President and CEO

STOCKHOLDER:

Metal One Corporation

By: /s/ Hiroshi Kawaishi

Name: Hiroshi Kawaishi

Title: General Manager, Global Service Center

Management Unit, Global Business Div.

[Signature Page to Asset Purchase Agreement]

BUYER: Friedman Industries, Incorporated By: /s/ Mike Taylor Mike Taylor, President and CEO

[Signature Page to Asset Purchase Agreement]